Filed Pursuant to Rule 424(b)5
Registration No. 333-273615

PROSPECTUS SUPPLEMENT

(To prospectus dated August 2, 2023)

CDW LLC and CDW Finance Corporation

$600,000,000 5.100% Senior Notes due 2030

$600,000,000 5.550% Senior Notes due 2034

We are offering $600,000,000 aggregate principal amount of 5.100% Notes due 2030 (the “2030 Notes”) and $600,000,000 aggregate principal amount of 5.550% Notes due 2034 (the “2034 Notes” and, together with the 2030 Notes, the “notes”), which will bear interest at the applicable rate per year for each series as set forth above. The 2030 Notes will mature on March 1, 2030 and the 2034 Notes will mature on August 22, 2034. Interest on the notes will accrue from August 22, 2024, and the first interest payment date will be March 1, 2025 in the case of the 2030 Notes and February 22, 2025 in the case of the 2034 Notes.

The notes will be redeemable at our option, in whole or in part, at any time and from time to time, prior to their maturity at the respective redemption prices set forth herein. See “Description of Notes—Optional Redemption.” We do not intend to list the notes on any securities exchange. Currently, there are no public markets for the notes.

We expect to use the net proceeds from the offering of the notes to fund the purchase of the securities accepted pursuant to the Concurrent Tender Offer (as defined below) and the payment of related accrued and unpaid interest, premiums, fees and expenses. In the event that the Concurrent Tender Offer is not consummated, or the net proceeds from this offering exceed the amount needed to fund the purchase of the securities accepted pursuant to the Concurrent Tender Offer, we intend to use such net proceeds from this offering for general corporate purposes, including the redemption of the 2024 Senior Notes (as defined below) and the repayment at maturity of the 2025 Senior Notes (as defined below). Pending the use of any such proceeds we plan to invest the proceeds in short term fixed income securities.

The notes will be unsecured senior obligations of CDW LLC and CDW Finance Corporation (“CDW Finance”), will rank equal in right of payment with all of their existing and future senior indebtedness, but will be effectively subordinated to their future secured indebtedness and to our inventory financing agreements, in each case, to the extent of the value of the collateral securing such indebtedness and other obligations, and will be senior in right of payment to any of their future subordinated indebtedness. The notes will be guaranteed on an unsecured senior basis by CDW Corporation, the direct parent of CDW LLC and CDW Finance, and all of the direct and indirect domestic subsidiaries of CDW LLC that are guarantors under our Senior Loan Facilities. The notes will be structurally subordinated to all of the liabilities and preferred stock of each of the subsidiaries of CDW LLC that do not guarantee the notes.

Investing in the notes involves risks. You should refer to “Risk factors” beginning on page S-7 of this prospectus supplement and the periodic reports and other information that we file with the Securities and Exchange Commission (the “SEC”) incorporated by reference in this prospectus supplement and carefully consider that information before deciding to purchase any notes.

	Per 2030 Note	Per 2034 Note	Total
Public offering price (i)	99.889%	99.742%	$1,197,786,000
Underwriting discounts paid by us	0.600%	0.650%	$7,500,000
Net proceeds, before expenses, to us (i)	99.289%	99.092%	$1,190,286,000

(i)	Plus accrued interest, if any, from August 22, 2024.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

We expect that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company on or about August 22, 2024.

Joint Bookrunning Managers

BofA Securities	J.P. Morgan	Wells Fargo Securities

Morgan Stanley	Mizuho	US Bancorp

Co-Managers

Capital One Securities	MUFG	Goldman Sachs & Co. LLC	Scotiabank

TD Securities	Siebert Williams Shank

August 12, 2024

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

We are responsible for the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus and any free-writing prospectus we prepare or authorize. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus is accurate as of any date other than the date set forth on the front of the document. We and the underwriters are not making an offer of these securities in any state where the offer is not permitted.

S-i

ABOUT THIS DOCUMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and other matters relating to us and our financial condition. The second part is the accompanying prospectus, which gives more general information about securities we may offer from time to time, some of which will not apply to this offering. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC using the SEC’s shelf registration rules. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described in this prospectus supplement and the accompanying prospectus in the sections titled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” To the extent there is a conflict between the information contained in the accompanying prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus or this prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement.

We and the underwriters have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. This prospectus supplement, the accompanying prospectus and any such free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus supplement, the accompanying prospectus and any such free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus and any such free writing prospectus subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus supplement, the accompanying prospectus and any such free writing prospectus is delivered or securities are sold on a later date.

We reserve the right to withdraw this offering at any time. We and the underwriters also reserve the right to reject any offer to purchase, in whole or in part, for any reason, or to sell less than the amount of notes offered hereby.

TRADEMARKS AND SERVICE MARKS

This prospectus supplement and the accompanying prospectus include our trademarks, such as “CDW,” which are protected under applicable intellectual property laws and are the property of CDW Corporation or its subsidiaries. This prospectus supplement and the accompanying prospectus also contain trademarks, service marks, trade names and copyrights of other companies, which are the property of their respective owners.

Solely for convenience, trademarks and trade names referred to in this prospectus supplement and the accompanying prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and trade names.

S-ii

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein may contain “forward-looking statements” within the meaning of the federal securities laws. All statements other than statements of historical fact included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein are forward-looking statements. These statements relate to analyses and other information, which are based on forecasts of future results or events and estimates of amounts not yet determinable. These statements also relate to our future prospects, growth, developments and business strategies. We claim the protection of The Private Securities Litigation Reform Act of 1995 for all forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein.

These forward-looking statements are identified by the use of terms and phrases such as “anticipate,” “assume,” “believe,” “estimate,” “expect,” “goal,” “intend,” “plan,” “potential,” “predict,” “project,” “target” and similar terms and phrases or future or conditional verbs such as “could,” “may,” “should,” “will,” and “would.” However, these words are not the exclusive means of identifying such statements. Although we believe that our plans, intentions and other expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure you that we will achieve those plans, intentions or expectations. All forward-looking statements are subject to risks and uncertainties that may cause actual results or events to differ materially from those that we expected.

Important factors that could cause actual results or events to differ materially from our expectations, or cautionary statements, are disclosed under the section entitled “Risk Factors” included in our most recent Annual Report on Form 10-K. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements contained in the section entitled “Risk Factors” included in our most recent Annual Report on Form 10-K as well as other cautionary statements that are made from time to time in our other SEC filings and public communications. You should evaluate all forward-looking statements made in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein in the context of these risks and uncertainties.

We caution you that the important factors referenced above may not reflect all of the factors that could cause actual results or events to differ from our expectations. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our operations in the way we expect. The forward-looking statements included or incorporated by reference herein are made only as of the date hereof or, with respect to any documents incorporated by reference, available at the time such document was prepared or filed with the SEC. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should carefully read the entire prospectus supplement and the entire accompanying prospectus, including the sections entitled “Risk Factors” and the risk factors and consolidated financial statements and notes related to those statements incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding to purchase any notes. Unless otherwise indicated or the context otherwise requires, the terms “we,” “us,” “our,” the “Company,” “CDW” and other similar terms refer to the business of CDW Corporation and its consolidated subsidiaries.

OUR COMPANY

We are a Fortune 500 company, member of the S&P 500 Index, and a leading multi-brand provider of information technology (“IT”) solutions to small, medium and large business, government, education and healthcare customers in the United States (“US”), the United Kingdom (“UK”) and Canada. Our broad array of offerings ranges from discrete hardware and software products to integrated IT solutions and services that include on-premise and cloud capabilities across hybrid infrastructure, digital experience and security.

We are vendor, technology and consumption model unbiased, with a solutions portfolio including more than 100,000 products and services from more than 1,000 leading and emerging brands. Our solutions are delivered in physical, virtual and cloud-based environments through approximately 11,000 customer-facing coworkers, including sellers, highly-skilled technology specialists and advanced service delivery engineers. We are a leading sales channel partner for many original equipment manufacturers, software publishers and cloud providers (collectively, our “vendor partners”), whose products we sell or include in the solutions we offer. We provide our vendor partners with a cost-effective way to reach customers and deliver a consistent brand experience through our established end-market coverage, technical expertise and extensive customer access.

We simplify the complexities of technology solutions across design, selection, procurement, integration and management for our customers. Our goal is to have our customers, regardless of their size, view us as a trusted adviser and extension of their IT resources. Our multi-brand offering approach across our vendor partners enables us to provide the solutions and services that best address each customer’s specific requirements to enable their desired business outcomes.

We have capabilities to provide integrated IT solutions in more than 150 countries for customers with primary locations in the US, UK and Canada, which are large and growing markets. These are highly fragmented markets served by thousands of IT resellers and solutions providers. We believe that demand for IT will continue to outpace general economic growth in the markets we serve, fueled by new technologies, including hybrid and cloud computing, virtualization, mobility and artificial intelligence, as well as growing end-user demand for security, efficiency and productivity.

CDW Corporation is a Delaware corporation. CDW LLC is an Illinois limited liability company and a subsidiary of CDW Corporation. CDW Finance is a Delaware corporation and a subsidiary of CDW Corporation. Our principal executive offices are located at 200 N. Milwaukee Avenue, Vernon Hills, Illinois 60061, and our telephone number at that address is (847) 465-6000. Our website is located at http://www.cdw.com. The information on that site, or connected to that site, is not incorporated into and is not part of this prospectus supplement or the accompanying prospectus.

Concurrent Tender Offer

Concurrently with the offering of notes being made hereby, we commenced a cash tender offer (the “Concurrent Tender Offer”) to purchase for cash any and all of our 5.500% Notes due 2024 (the “2024 Senior Notes”) and

4.125% Notes due 2025 (the “2025 Senior Notes”). As of the date hereof, there is $575.0 million aggregate principal amount of our 2024 Senior Notes outstanding and $600.0 million aggregate principal amount of our 2025 Senior Notes outstanding.

The Concurrent Tender Offer will expire on August 16, 2024 at 5:00 p.m., unless extended. The offering to which this prospectus supplement relates is not conditioned upon the completion of the Concurrent Tender Offer. However, the Concurrent Tender Offer is subject to a number of conditions that may be waived or changed. We are permitted, subject to applicable law, to amend, extend, terminate or withdraw the Concurrent Tender Offer, and there can be no assurance that we will consummate the Tender Offer on the terms described herein or at all.

The foregoing description of the Concurrent Tender Offer is provided for informational purposes only and this prospectus supplement does not constitute an offer to buy or the solicitation of an offer to sell any securities subject to the Concurrent Tender Offer.

We intend to use the net proceeds from this offering to fund the purchase of the securities accepted pursuant to the Concurrent Tender Offer and the payment of related accrued and unpaid interest, premiums, fees and expenses. In the event that the Concurrent Tender Offer is not consummated, or the net proceeds from this offering exceed the amount needed to fund the purchase of the securities accepted pursuant to the Concurrent Tender Offer, we intend to use such net proceeds from this offering for general corporate purposes, including the redemption of the 2024 Senior Notes and the repayment at maturity of the 2025 Senior Notes. Pending the use of any such proceeds we plan to invest the proceeds in short term fixed income securities. See “Use of Proceeds.”

Certain of the underwriters or their affiliates hold the securities that are subject to the Concurrent Tender Offer and may receive proceeds from this offering through the purchase of such securities in connection with the Concurrent Tender Offer. Certain of the underwriters or their affiliates are acting as dealer managers in connection with the Concurrent Tender Offer, for which they will receive customary fees. See “Underwriting.”

THE OFFERING

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus supplement contains more detailed descriptions of the terms and conditions of the notes.

Issuers	CDW LLC and CDW Finance Corporation (the “Issuers”).

Securities	$600,000,000 aggregate principal amount of 5.100% senior notes due 2030.

$600,000,000 aggregate principal amount of 5.550% senior notes due 2034.

Maturity Date	The 2030 Notes will mature on March 1, 2030.

The 2034 Notes will mature on August 22, 2034.

Interest	Interest on the 2030 Notes will be payable in cash and will accrue at a rate of 5.100% per annum.

Interest on the 2034 Notes will be payable in cash and will accrue at a rate of 5.550% per annum.

Interest Payment Dates	March 1 and September 1, commencing on March 1, 2025, in the case of the 2030 Notes, and February 22 and August 22, commencing on February 22, 2025, in the case of the 2034 Notes. Interest will accrue on the notes from August 22, 2024.

Ranking	The notes and the related guarantees will be the issuers’ and the guarantors’ senior unsecured obligations and will:

•

be effectively subordinated to all of our and the guarantors’ existing and future secured debt and to our inventory financing agreements that we have entered into with certain financial intermediaries in order to facilitate the purchase of certain inventory, in each case to the extent of the value of the assets securing such debt or other obligations;

•	be structurally subordinated to all existing and future indebtedness and other liabilities of CDW LLC’s non-guarantor subsidiaries;

•

rank equal in right of payment with all of our and the guarantors’ existing and future unsecured senior debt, including our Senior Loan Facilities, our 2024 Senior Notes, our 2025 Senior Notes, our 2.670% senior notes due 2026 (the “2026 Senior Notes”), our 4.250% senior notes due 2028 (the “April 2028 Senior Notes”), our 3.276% senior notes due 2028 (the “December 2028 Senior Notes”), our 3.250% senior notes due 2029 (the “2029 Senior Notes”) and our 3.569% senior notes due 2031 (the “2031 Senior Notes”), and the related guarantees; and

•	rank senior in right of payment to all of our and the guarantors’ future subordinated debt.

As of June 30, 2024, on an as adjusted basis to give effect to the notes offering hereby, and assuming full participation of all outstanding 2024 Senior Notes and 2025 Senior Notes in the Concurrent Tender Offer, we would have had $5.6 billion of total long-term debt outstanding and $404.0 million of obligations outstanding under our inventory financing agreements, and the ability to borrow approximately $1.2 billion under our Revolving Loan Facility.

Guarantees	The notes will be fully and unconditionally guaranteed, jointly and severally, on an unsecured senior basis by CDW Corporation and by each of CDW LLC’s direct and indirect wholly owned domestic subsidiaries and CDW LLC’s future wholly owned direct or indirect domestic subsidiaries that guarantees our Senior Loan Facilities.

Our non-guarantor subsidiaries represented approximately 11.7% of our total assets and approximately 4.7% of our total liabilities as of June 30, 2024. In addition, for the six months ended June 30, 2024, our non-guarantor subsidiaries generated approximately 12.2% of our net sales and 13.7% of our net income.

Optional Redemption	Prior to the applicable Par Call Date (as defined in this prospectus supplement) of the 2030 Notes and the 2034 Notes, respectively, we may redeem the applicable series of notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points, in the case of the 2030 Notes, and 30 basis points, in the case of the 2034 Notes less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the applicable Par Call Date, we may redeem the notes of the applicable series, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes of such series being redeemed plus accrued and unpaid interest thereon to the applicable redemption date.

See “Description of Notes—Optional Redemption.”

Change of Control Repurchase Event

Upon the occurrence of specific kinds of change of control repurchase events, you will have the right, as holders of the notes, to cause us to repurchase some or all of your notes at 101% of their face amount, plus accrued and unpaid interest to the repurchase date. See “Description of Notes—Repurchase at the Option of Holders—Change of Control Repurchase Event.”

Certain Covenants	The indenture that will govern the notes offered hereby will contain covenants that will, among other things, limit our ability and the ability of our subsidiaries to:

•	create liens on certain assets to secure debt;

•	enter into sale and lease-back transactions; and

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets.

No Prior Market	The notes will be new securities for which there is currently no market. Although the underwriters have informed us that they intend to make a market in the notes, they are not obligated to do so, and they may discontinue market making activities at any time without notice. Accordingly, we cannot assure you that a liquid market for the notes will develop or be maintained.

Use of Proceeds	We intend to use the net proceeds from this offering to fund the purchase of the securities accepted pursuant to the Concurrent Tender Offer and the payment of related accrued and unpaid interest, premiums, fees and expenses. In the event that the Concurrent Tender Offer is not consummated, or the net proceeds from this offering exceed the amount needed to fund the purchase of the securities accepted pursuant to the Concurrent Tender Offer, we intend to use such net proceeds from this offering for general corporate purposes, including the redemption of the 2024 Senior Notes and the repayment at maturity of the 2025 Senior Notes. Pending the use of any such proceeds we plan to invest the proceeds in short term fixed income securities. See “—Concurrent Tender Offer” and “Use of Proceeds.”

Certain of the underwriters or their affiliates hold the securities that are subject to the Concurrent Tender Offer and may receive proceeds from this offering through the purchase of such securities in connection with the Concurrent Tender Offer. Certain of the underwriters or their affiliates are acting as dealer managers in connection with the Concurrent Tender Offer, for which they will receive customary fees. See “Underwriting.”

Risk Factors	See “Risk Factors” included in this prospectus supplement and the accompanying prospectus, as well as the risk factors incorporated by reference in this prospectus supplement and the accompanying prospectus, for a discussion of factors that you should carefully consider before deciding to purchase any notes.

SUMMARY HISTORICAL FINANCIAL DATA OF CDW

The following information for each of the years in the three-year period ended December 31, 2023, has been derived from our audited consolidated financial statements and accompanying notes contained in our Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference into this prospectus supplement. The following information for the six months ended June 30, 2024 and 2023 have been derived from our unaudited consolidated financial statements contained in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, which is incorporated by reference into this prospectus supplement. The following information is only a summary and does not provide all of the information contained in our financial statements.

The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of our management, include all adjustments necessary for a fair statement of the information set forth therein. The results of interim periods are not necessarily indicative of results that may be expected for the full year or any future periods.

(dollars in millions)	Six Months Ended June 30,		Year Ended December 31,
	2024	2023	2023	2022	2021
	(unaudited)
Statement of Operations Data:
Net sales	$10,296.1	$10,729.2	$21,376.0	$23,748.7	$20,820.8
Cost of sales	8,049.7	8,458.3	16,723.6	19,062.1	17,252.3

Gross profit	2,246.4	2,270.9	4,652.4	4,686.6	3,568.5
Selling and administrative expenses	1,485.3	1,503.4	2,971.5	2,951.4	2,149.5

Operating income	761.1	767.5	1,680.9	1,735.2	1,419.0
Interest expense, net	(103.6)	(115.9)	(226.6)	(235.7)	(150.9)
Other (expense) income, net	(1.2)	(1.9)	(4.1)	(11.7)	29.7

Income before income taxes	656.3	649.7	1,450.2	1,487.8	1,297.8
Income tax expense	(159.1)	(157.0)	(345.9)	(373.3)	(309.2)

Net income	$497.2	$492.7	$1,104.3	$1,114.5	$988.6
Balance Sheet Data (at end of period):
Cash and cash equivalents	$665.3		$588.7	$315.2	$258.1
Total assets	13,638.7		13,284.6	13,131.5	13,199.4

RISK FACTORS

You should carefully consider the following risk factors and the risk factors included under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference in this prospectus supplement, and evaluate all of the information included and incorporated by reference in this prospectus supplement and the accompanying prospectus, including the filings we make with the SEC, before you decide to purchase any notes. Our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks. If any of these risks are realized, the trading price of the notes would likely decline and we may not be able to make payments of interest and principal on the notes, and you may lose all or part of your original investment.

Risks Related to the Notes

Our level of indebtedness could adversely affect our business, which could prevent us from fulfilling our obligations under the notes.

As of June 30, 2024, after giving effect to this offering, and assuming full participation of all outstanding 2024 Senior Notes and 2025 Senior Notes in the Concurrent Tender Offer, we would have had $5.6 billion of total long-term debt outstanding and $404.0 million of obligations outstanding under our inventory financing agreements, and the ability to borrow approximately $1.2 billion under our Revolving Loan Facility. Our level of indebtedness could have important consequences to the holders of the notes, including the following:

•	making it more difficult for us to satisfy our obligations with respect to the notes and our other indebtedness;

•

requiring us to dedicate a substantial portion of our cash flow from operations to debt service payments on our and our subsidiaries’ debt, which reduces the funds available for working capital, capital expenditures, acquisitions and other general corporate purposes;

•

requiring us to comply with restrictive covenants in our Senior Loan Facilities and the more limited restrictive covenants in the indentures governing our 2024 Senior Notes, our 2025 Senior Notes, our 2026 Senior Notes, our April 2028 Notes, our December Senior 2028 Notes, our 2029 Notes, our 2031 Senior Notes and the indenture that will govern the notes offered hereby, which limit the manner in which we conduct our business;

•	making it more difficult for us to obtain vendor financing from our vendor partners, including original equipment manufacturers and software publishers;

•	limiting our flexibility in planning for, or reacting to, changes in the industry in which we operate;

•	placing us at a competitive disadvantage compared to any of our less-leveraged competitors;

•	increasing our vulnerability to both general and industry-specific adverse economic conditions; and

•

limiting our ability to obtain additional debt or equity financing to fund future working capital, capital expenditures, acquisitions or other general corporate requirements and increasing our cost of borrowing.

Despite our indebtedness levels, we and our subsidiaries may be able to incur substantially more debt, including secured debt. This could further increase the risks associated with our leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future, including secured debt. The terms of our Senior Loan Facilities and our existing indentures do not, and the indenture that will govern the notes offered hereby will not, fully prohibit us or our subsidiaries from doing so. To the extent that we incur additional indebtedness or such other obligations, the risks associated with our substantial indebtedness described above, including our possible inability to service our debt, will increase. As of June 30, 2024, after giving effect to this offering, assuming full participation of all outstanding 2024 Senior Notes and 2025 Senior

Notes in the Concurrent Tender Offer, we would have had approximately $1.2 billion available for additional borrowing under our Revolving Loan Facility.

Restrictive covenants under our Senior Loan Facilities and, to a lesser degree, our existing indentures may adversely affect our operations and liquidity.

Our Senior Loan Facilities and, to a lesser degree, our existing indentures contain, and any future indebtedness of ours may contain, various covenants that limit our ability to, among other things:

•	incur or guarantee additional debt;

•	receive dividends or other payments from our subsidiaries;

•	enter into transactions with affiliates;

•	pledge our assets as collateral;

•	merge or consolidate with other companies or transfer all or substantially all of our assets;

•	engage in sale leaseback transactions; and

•	prepay, repurchase or redeem debt that is junior in right of payment to the notes.

Additionally, our Senior Loan Facilities require us to maintain a maximum leverage ratio of consolidated total indebtedness (as defined in the Senior Loan Facilities) to consolidated EBITDA of 4.00x (and, in the case of the first four full fiscal quarters following the consummation of a qualified acquisition (as defined in the Senior Loan Facilities), 4.50x) as of the end of each fiscal quarter.

As a result of these covenants, we are limited in the manner in which we conduct our business and we may be unable to engage in favorable business activities or finance future operations or capital needs. A breach of any of these covenants or any of the other restrictive covenants would result in a default under our Senior Loan Facilities. Upon the occurrence of an event of default under our Senior Loan Facilities, the lenders:

•	will not be required to lend any additional amounts to us;

•	could elect to declare all borrowings outstanding thereunder, together with accrued and unpaid interest and fees, to be due and payable; or

•	could require us to apply all of our available cash to repay these borrowings.

The acceleration of amounts outstanding under our Senior Loan Facilities would trigger an event of default under our existing indentures.

If the lenders under our Senior Loan Facilities accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay our Senior Loan Facilities and our other indebtedness, including the notes, or the ability to borrow sufficient funds to refinance such indebtedness. Even if we were able to obtain new financing, it may not be on commercially reasonable terms, or terms that are acceptable to us.

Variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Certain of our borrowings, primarily borrowings under our Senior Loan Facilities, are at variable rates of interest and expose us to interest rate risk. As of June 30, 2024, we have approximately $635.0 billion of variable rate debt outstanding. Interest rates increased significantly during 2023 and may continue to do so. When interest rates increase, our debt service obligations on the variable rate indebtedness increase even though the amount borrowed remains the same, and could negatively impact our net income absent any derivative instruments. From time to time, we may execute derivative instruments to reduce interest rate volatility, subject to acceptable terms.

We cannot assure you we will enter into such derivative instruments in the future or that such instruments will be effective.

The notes are structurally subordinated to all indebtedness of our existing or future subsidiaries that do not become guarantors of the notes.

Holders of the notes do not have any claim as a creditor against any of our existing subsidiaries that are not guarantors of the notes or against any of our future subsidiaries that do not become guarantors of the notes. Indebtedness and other liabilities, including trade payables of those subsidiaries will be structurally senior to claims of holders of the notes against those subsidiaries. As of June 30, 2024, our non-guarantor subsidiaries had approximately $542.0 million of total liabilities, all of which would have been structurally senior to the notes.

The notes are not guaranteed by our foreign subsidiaries and will not be guaranteed by any future foreign subsidiaries, nor are they guaranteed by certain immaterial domestic subsidiaries. Our non-guarantor subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due under the notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. In the event of a bankruptcy, liquidation, reorganization or other winding up of any of these non-guarantor subsidiaries or any future subsidiary that is not a guarantor of the notes, these non-guarantor subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us (except to the extent we have a claim as a creditor of such non-guarantor subsidiary). Any right that we or the subsidiary guarantors have to receive any assets of any non-guarantor subsidiaries upon the bankruptcy, liquidation, reorganization or other winding up of those subsidiaries, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be effectively subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of preferred equity interests of those subsidiaries.

As of and for the six months ended June 30, 2024, our non-guarantor subsidiaries represented approximately 11.7% of our total assets, 4.7% of our total liabilities, including trade payables, 12.2% of our net sales and 13.7% of our net income, respectively, in each case after intercompany eliminations.

In addition, the indenture that will govern the notes offered hereby permits these subsidiaries to incur additional indebtedness and does not contain any limitation on the amount of certain other liabilities, such as trade payables, that may be incurred by these subsidiaries.

Our ability to service our debt and meet our cash requirements depends on many factors, some of which are beyond our control.

Our ability to satisfy our obligations and meet our cash requirements for the foreseeable future will depend on our future operating performance and financial results, which will be subject, in part, to factors beyond our control, including interest rates and general economic, financial and business conditions. If we are unable to generate sufficient cash flow to service our debt, we may be required to:

•	refinance all or a portion of our debt, including the notes;

•	obtain additional financing;

•	sell some of our assets or operations;

•	reduce or delay capital expenditures and/or acquisitions; or

•	revise or delay our strategic plan, including our recently announced capital allocation strategy.

If we are required to take any of these actions, it could have a material adverse effect on our business, financial condition and results of operations. In addition, we cannot assure you that we would be able to take any of these actions, that these actions would enable us to continue to satisfy our capital requirements or that these actions would be permitted under the terms of our various debt instruments, including our Senior Loan Facilities, our existing indentures and the indenture that will govern the notes offered hereby.

Our ability to make payments on the notes depends on our ability to receive dividends and other distributions from our subsidiaries.

Our principal assets are the equity interests that we hold in our operating subsidiaries. As a result, we are dependent on dividends and other distributions from our subsidiaries to generate the funds necessary to meet our financial obligations, including the payment of principal and interest on our outstanding debt. Our subsidiaries may not generate sufficient cash from operations to enable us to make principal and interest payments on our indebtedness, including the notes. In addition, any payment of dividends, distributions, loans or advances to us by our subsidiaries could be subject to restrictions on dividends or, in the case of foreign subsidiaries, restrictions on repatriation of earnings under applicable local law and monetary transfer restrictions in the jurisdictions in which our subsidiaries operate. In addition, payments to us by our subsidiaries will be contingent upon our subsidiaries’ earnings. Our subsidiaries are permitted under the terms of our indebtedness to incur additional indebtedness that may restrict payments from those subsidiaries to us. We cannot assure you that agreements governing current and future indebtedness of our subsidiaries will permit those subsidiaries to provide us with sufficient cash to fund payments on the notes when due.

Our subsidiaries are legally distinct from us and, except for our existing and future subsidiaries that will be guarantors of the notes, have no obligation, contingent or otherwise, to pay amounts due on our debt or to make funds available to us for such payment.

If we default on our obligations to pay our indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under our Senior Loan Facilities that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could make us unable to pay principal, premium, if any, and interest on the notes and substantially decrease the value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including covenants in our Senior Loan Facilities and the indentures governing our 2024 Senior Notes, our 2025 Senior Notes, our 2026 Senior Notes, our April 2028 Senior Notes, our December 2028 Senior Notes, our 2029 Senior Notes, our 2031 Senior Notes and the indenture that will govern the notes offered hereby), we could be in default under the terms of the agreements governing such indebtedness, including our Senior Loan Facilities, our existing indentures and the indenture that will govern the notes offered hereby. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our Senior Loan Facilities could elect to terminate their commitments thereunder and cease making further loans and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our Senior Loan Facilities to avoid being in default. If we breach our covenants under our Senior Loan Facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our Senior Loan Facilities, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation. See “Description of Notes” in this prospectus supplement.

We may be unable to purchase the notes upon a change of control repurchase event which would result in a default under the indenture that will govern the notes offered hereby and would adversely affect our business.

Under certain circumstances, we are required, under the terms of the notes, to offer to purchase all of the outstanding notes at 101% of their principal amount if we experience a change of control and a related downgrade in the credit rating of the notes. Our failure to repay holders tendering notes upon a change of control and related downgrade will result in an event of default under the notes. If a change in control and a related downgrade were to occur, we cannot assure you that we would have sufficient funds to purchase the notes, or any other securities that we would be required to offer to purchase, particularly if that change of control event triggers a similar repurchase requirement for, or results in the acceleration of, other indebtedness. We may require additional financing from third parties to fund any such purchases, but we cannot assure you that we would be able to obtain such financing.

The change of control provision may not protect you in the event we complete a highly leveraged transaction, reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a change of control repurchase event. Such a transaction may not involve a change of the magnitude required under the definition of change of control or may not result in a ratings downgrade to trigger our obligation to repurchase the notes. Except as described under “Description of Notes—Repurchase at the Option of Holders—Change of Control,” the notes do not contain provisions that permit the holders of the notes to require us to repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Federal and state statutes allow courts, under specific circumstances, to void notes and adversely affect the validity and enforceability of the guarantees and require noteholders to return payments received.

The issuance of, and payments made under, the notes and the guarantees may be subject to review under federal and state fraudulent transfer and conveyance statutes. While the relevant laws may vary from state to state, generally under such laws the incurrence of an obligation (such as under the notes or guarantees) or the making of a payment or other transfer will be a fraudulent conveyance if (1) we or any of our guarantors, as applicable, incurred such obligation or made such payment with the intent of hindering, delaying or defrauding creditors or (2) we or any of our guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for incurring such obligation or making such payment and, in the case of (2) only, one of the following is also true:

•	we or the applicable guarantor were insolvent at the time of or rendered insolvent by reason of the incurrence of the obligation or the making of such payment; or

•	the incurrence of the obligation or the making of such payment of the consideration left us or the applicable guarantor with an unreasonably small amount of capital to carry on our or its business; or

•	we or the applicable guarantor intended to, or believed that we or it would, incur debts beyond our or its ability to pay them as they mature.

If a court were to find that the issuance of the notes or guarantees, or a payment made under the notes or guarantees, was a fraudulent conveyance, the court could void the payment obligations under the notes or such guarantees or subordinate the notes or such guarantees to presently existing and future indebtedness of ours or any such guarantor, and require the holders of the notes to repay particular amounts or any amounts received with respect to the notes or such guarantees. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the notes. Further, the voiding of the notes or the guarantees could result in an event of default with respect to our other debt and that of our guarantors that could result in acceleration of such debt.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. In general, however, a court would consider an issuer or a guarantor insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than all of its property, at a fair valuation;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent unliquidated liabilities, as they become absolute and matured; or

•	it could not pay its debts as they became due.

We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time, or regardless of the standard that a court uses, that the notes and the guarantees would not be subordinated to our or any guarantor’s other debt.

If the guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than reasonably equivalent value or fair consideration. A court could thus void the obligations under the guarantees, subordinate them to the applicable guarantor’s other debt or take other action detrimental to the holders of the notes.

Each guarantee contains a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law, or may reduce or eliminate the guarantor’s obligation to an amount that effectively makes the guarantee worthless. Although subsequently overturned on other grounds, a recent Florida bankruptcy court decision found that this kind of provision was ineffective to protect the guarantees.

The trading prices for the notes will be directly affected by many factors, including our credit rating.

Credit rating agencies continually revise their ratings for companies they follow or discontinue rating companies, including us. Any ratings downgrade or decisions by a credit rating agency to discontinue rating us could adversely affect the trading price of the notes, or the trading market for the notes, to the extent a trading market for the notes develops. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future and any fluctuation may impact the trading price of the notes.

We cannot assure you that an active trading market will develop for the notes.

Prior to this offering, there has been no trading market for the notes, and we do not intend to apply to list the notes on any securities exchange or to arrange for quotation on any automated dealer quotation system. We have been informed by the underwriters that they intend to make a market in the notes after this offering is completed. However, the underwriters may cease their market-making at any time without notice. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price.

USE OF PROCEEDS

We estimate that our net proceeds from the issuance and sale of the notes will be approximately $1,186.7 million, after deducting underwriters’ discounts and our estimated offering expenses. We intend to use the net proceeds from this offering to fund the purchase of the securities accepted pursuant to the Concurrent Tender Offer, and the payment of related accrued and unpaid interest, premiums, fees and expenses. See “Prospectus Supplement Summary—Concurrent Tender Offer.” In the event the total amount of consideration and accrued interest for the Concurrent Tender Offer exceeds the net proceeds of this offering, we intend to fund the purchase of the securities with cash on hand. In the event that the Concurrent Tender Offer is not consummated, or the net proceeds from this offering exceed the amount needed to fund the purchase of the securities accepted pursuant to the Concurrent Tender Offer, we intend to use such net proceeds from this offering for general corporate purposes, including the redemption of the 2024 Senior Notes and the repayment at maturity of the 2025 Senior Notes. Pending the use of any such proceeds we plan to invest the proceeds in short term fixed income securities. The offering to which this prospectus supplement relates is not conditioned upon the completion of any or all of the Concurrent Tender Offer, and there can be no assurance that we will consummate the Concurrent Tender Offer on the terms described herein or at all.

This prospectus supplement does not constitute an offer to buy or the solicitation of an offer to sell any securities subject to the Concurrent Tender Offer.

Certain of the underwriters or their affiliates hold the securities that are subject to the Concurrent Tender Offer and may receive proceeds from this offering through the purchase of such securities in connection with the Concurrent Tender Offer. Certain of the underwriters or their affiliates are acting as dealer managers in connection with the Concurrent Tender Offer, for which they will receive customary fees. See “Underwriting.”

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of June 30, 2024 on:

•	an actual basis; and

•

on an as adjusted basis to give effect to the consummation of this offering and the application of the estimated proceeds from this offering to repay all $575.0 million aggregate principal amount outstanding of the 2024 Senior Notes and $600.0 million aggregate principal amount outstanding of the 2025 Senior Notes (assuming full participation of all outstanding 2024 Senior and the 2025 Senior Notes in the Concurrent Tender Offer), as described above under “Summary—Concurrent Tender Offer” and “Use of Proceeds”.

This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and related notes in our filings incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of June 30, 2024 Actual
(in millions)		As Adjusted
Cash and cash equivalents	$665.3	$660.3	(1)

Debt (including current portion):
Revolving Loan Facility	—	—
Term Loan Facility(2)	634.5	634.5
2024 Senior Notes(3)	575.0	—
2025 Senior Notes(4)	600.0	—
2026 Senior Notes(5)	1,000.0	1,000.0
April 2028 Senior Notes(6)	600.0	600.0
December 2028 Senior Notes(7)	500.0	500.0
2029 Senior Notes(8)	700.0	700.0
2031 Senior Notes(9)	1,000.0	1,000.0
2030 Senior Notes offered hereby	—	600.0
2034 Senior Notes offered hereby	—	600.0
Receivable financing liability	38.3	38.3
Finance lease obligations	4.9	4.9

Total debt (including current portion)(10)	5,652.7	5,677.7
Stockholders’ equity	2,174.9	2,174.9

Total capitalization	$7,827.6	$7,852.6

(1)

The “As Adjusted” column reflects the use of cash and cash equivalents to fund the purchase of the securities accepted pursuant to the Concurrent Tender Offer and this offering, and the payment of related accrued and unpaid interest, premiums, fees and expenses therewith.

(2)	Does not account for unamortized deferred financing costs of $1.2 million.
(3)	Does not account for unamortized deferred financing costs of $0.3 million.
(4)	Does not account for unamortized deferred financing costs of $1.1 million.
(5)	Does not account for unamortized deferred financing costs of $4.2 million.
(6)	Does not account for unamortized deferred financing costs of $3.2 million.
(7)	Does not account for unamortized deferred financing costs of $2.8 million.
(8)	Does not account for unamortized deferred financing costs of $4.8 million.
(9)	Does not account for unamortized deferred financing costs of $6.8 million.

(10)

The amount does not include the $404.2 million balance of accounts payable–inventory financing as of June 30, 2024 related to the obligations under our inventory financing agreements. We include these obligations in current liabilities and not in total debt because we have not in the past incurred, and in the future do not expect to incur, any interest expense under these agreements.

DESCRIPTION OF NOTES

CDW LLC (“CDW”) and CDW Finance Corporation (“FinanceCo,” and together with CDW, the “Issuers”) will issue the notes under the indenture dated December 1, 2014 (the “Base Indenture”) among CDW LLC, CDW Finance Corporation, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented to reflect certain terms of the 5.100% senior notes due 2030 (the “2030 Senior Notes”) by an eighteenth supplemental indenture to be dated on or about August 22, 2024 (the “Eighteenth Supplemental Indenture”), and to reflect certain terms of the 5.550% senior notes due 2034 (the “2034 Senior Notes”) by a nineteenth supplemental indenture to be dated on or about August 22, 2024 (the “Nineteenth Supplemental Indenture,” and together with the Base Indenture and the Eighteenth Supplemental Indenture, the “Indenture”) among CDW LLC, CDW Finance Corporation, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those expressly made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

In this description, the term “Issuers” refers only to CDW LLC and CDW Finance Corporation and not to any of their Subsidiaries, the term “CDW” refers only to CDW LLC and not to any of its Subsidiaries. CDW Finance Corporation was formed on August 6, 2010 for the sole purpose of acting as a co-Issuer of debt securities and does not have any material assets. For a description of restrictions on CDW Finance Corporation’s activities, see “—Certain Covenants—Restrictions on Activities of CDW Finance Corporation.”

The following description is a summary of the material provisions of the Indenture, the Notes and the Guarantees. The following description does not restate these documents in their entirety. You are encouraged to read these documents because they, and not this description, define your rights as Holders of the Notes.

Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the Indenture.

The registered Holder of a Note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the Indenture.

Brief Description of the Notes and the Guarantees

The Notes and the Guarantees thereof:

•	will be general unsecured senior obligations of the Issuers and the Guarantors;

•	will rank senior in right of payment to any future Subordinated Indebtedness of the Issuers and Guarantors;

•

will rank equally in right of payment with all existing and future senior Indebtedness of the Issuers and the Guarantors, including the 2024 Senior Notes, the 2025 Senior Notes, the 2026 Senior Notes, the April 2028 Senior Notes, the December 2028 Senior Notes, the 2029 Senior Notes, the 2031 Senior Notes and the Senior Loan Facilities;

•	will be effectively subordinated to any future Secured Indebtedness of the Issuers and the Guarantors to the extent of the value of the assets securing such Secured Indebtedness;

•

will be effectively subordinated to any existing and future obligations under the Existing Inventory Financing Agreements and other similar inventory financing agreements that are secured by a Lien to the extent of the value of the assets securing such obligations;

•	will be structurally subordinated to any existing and future indebtedness and liabilities of non-guarantor Subsidiaries; and

•	will be initially unconditionally guaranteed on a joint and several and senior basis by CDW Corporation (the “Parent”) and each Subsidiary that guarantees the Senior Loan Facilities.

Substantially all of the operations of CDW are conducted through its Subsidiaries, but not all of CDW’s Subsidiaries will Guarantee the Notes. Unless a Subsidiary is a Guarantor, claims of creditors of such Subsidiary, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiary generally will have priority with respect to the assets and earnings of such Subsidiary over the claims of creditors of CDW, including Holders of the Notes. The Notes, therefore, will be structurally subordinated to creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of CDW that are not Guarantors. For the six months ended June 30, 2024, the non-guarantor Subsidiaries generated approximately 12.2% and 13.7% of CDW’s net sales and net income, respectively. In addition, as of June 30, 2024, the non-guarantor Subsidiaries held approximately 11.7% of CDW’s consolidated total assets and approximately 4.7% of CDW’s total liabilities, all of which would have been structurally senior to the Notes. See “Risk Factors—Risks Related to the Notes—The notes are structurally subordinated to all indebtedness of our existing or future subsidiaries that do not become guarantors of the notes.”

The Indebtedness evidenced by the Notes is unsecured senior Indebtedness of the Issuers and the Guarantors, and as such, will be effectively subordinated to any secured indebtedness or other future secured obligations of the Issuers and the Guarantors to the extent of the value of the assets securing such secured indebtedness.

Principal, Maturity and Interest

The Issuers will issue $600.0 million in aggregate principal amount of 2030 Notes and $600.0 million in aggregate principal amount of 2034 Notes in this offering. The Issuers may issue additional Notes of any series under the Indenture from time to time after this offering. The Notes and any additional Notes of the same series contemporaneously or subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. It is possible, however, that the Notes and any other additional Notes of the same series will not be treated as part of the same issue for U.S. federal income tax purposes. The Issuers will issue the Notes in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The 2030 Notes will mature on March 1, 2030. The 2034 Notes will mature on August 22, 2034.

Interest on the 2030 Notes will accrue at the rate of 5.100% per annum and will be payable semi-annually in arrears on March 1 and September 1, commencing on March 1, 2025. The Issuers will make each interest payment to the Holders of record on the immediately preceding February 15 and August 15.

Interest on the 2034 Notes will accrue at the rate of 5.550% per annum and will be payable semi-annually in arrears on February 22 and August 22, commencing on February 22, 2025. The Issuers will make each interest payment to the Holders of record on the immediately preceding February 7 and August 7.

Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. Interest accrues from the date it was most recently paid.

Paying Agent and Registrar for the Notes

CDW will maintain one or more paying agents (each, a “paying agent”) for the Notes within the City and State of New York.

CDW will also maintain one or more registrars (each, a “registrar”) and a transfer agent. The Trustee will serve as initial registrar and transfer agent at its corporate trust office. The registrar and the transfer agent will maintain a register reflecting ownership of Notes outstanding from time to time and will make payments on and facilitate transfer of Notes on behalf of CDW at the office or agency of the registrar within the City and State of New York.

CDW may change the paying agents, the registrars or the transfer agents without prior notice to the Holders. CDW or any Subsidiary may act as a paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. CDW is not required to transfer or exchange any Note selected for redemption. Also, CDW is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Guarantees

The Guarantors will jointly and severally fully and unconditionally guarantee, on a senior unsecured basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuers under the Notes, whether for payment of principal of, premium, if any, or interest in respect of the Notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture.

Parent and the Subsidiaries which guarantee the Senior Loan Facilities will initially guarantee the Notes. Each of the Guarantees of the Notes will be a general unsecured senior obligation of each Guarantor.

The obligations of each Guarantor (other than a company that is a direct or indirect parent of CDW) under its Guarantee will be limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance under applicable law.

Any entity that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

If a Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors—Risks Related to the Notes—Federal and state statutes allow courts, under specific circumstances, to void notes and adversely affect the validity and enforceability of the guarantees and require noteholders to return payments received.”

Each Guarantor may consolidate with or merge into or sell its assets to CDW or another Guarantor without limitation, or with, into or to any other Persons upon the terms and conditions set forth in the Indenture. See “—Certain Covenants—Merger, Consolidation or Sale of Assets.” The Guarantee of a Guarantor will be automatically released and discharged in the event that:

(a) the sale, disposition or other transfer (including through merger or consolidation) of (x) Capital Stock of the applicable Guarantor (including any sale, disposition or other transfer), after which, in the case of a subsidiary Guarantor, such Guarantor is no longer a Subsidiary, or (y) all or substantially all the assets of such Guarantor; provided that, in each case, such sale, disposition or other transfer is made in compliance with the provisions of the Indenture;

(b) [Reserved];

(c) in the case of any Subsidiary which after the Issue Date is required to guarantee the Notes pursuant to the covenant described under “—Certain Covenants—Additional Guarantees,” the release or discharge of the guarantee by such Subsidiary of all of the Indebtedness of CDW or any Subsidiary or the repayment of all of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to guarantee the Notes;

(d) CDW exercises its legal defeasance option or its covenant defeasance option as described under “—Legal Defeasance and Covenant Defeasance” or its obligations under the Indenture are discharged in accordance with the terms of the Indenture; or

(e) such Guarantor is also a guarantor or borrower under the Senior Loan Facilities and, at the time of release of its Guarantee, (x) has been released from its guarantee of the Senior Loan Facilities (which may be conditioned on the concurrent release hereunder) except as a result of a discharge or release arising from payment under such guarantee and (y) does not guarantee (and is not required to guarantee pursuant to the covenant described under “—Certain Covenants—Additional Guarantees”) any Indebtedness of CDW or any Subsidiaries (other than any guarantee that will be released upon the release of the Guarantee hereunder).

Optional Redemption

Prior to the applicable Par Call Date (as defined below), the Issuers may redeem the 2030 Notes or the 2034 Notes at their option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points, in the case of the 2030 Notes, and 30 basis points, in the case of the 2034 Notes less (b) interest accrued to the date of redemption, and

(2)	100% of the principal amount of the notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date. On or after the Par Call Date, we may redeem the notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

“Par Call Date” means February 1, 2030 (the date that is one (1) month prior to maturity), in the case of the 2030 Notes, and May 22, 2034 (the date that is three (3) months prior to maturity), in the case of the 2034 Notes.

“Treasury Rate” means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs.

The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) — H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities — Treasury constant maturities — Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields — one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life — and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, we shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of redemption will be mailed or sent electronically pursuant to applicable DTC procedures at least 10 but not more than 60 days before the redemption date to each holder of record of the notes to be redeemed at its registered address. If less than all of the notes are to be redeemed at any time, and the notes are global securities, the notes to be redeemed will be selected by DTC in accordance with its standard procedures. If the notes to be redeemed are not global securities then held by DTC, the trustee will select notes to be redeemed on a pro rata basis, by lot, or by any other method the trustee deems fair and appropriate. The notice of redemption for the notes will state, among other things, the amount of notes to be redeemed, the redemption date, the manner in which the redemption price will be calculated, the place or places that payment will be made upon presentation and surrender of notes to be redeemed and any conditions precedent to the effectiveness of the redemption. Unless we default in the payment of the redemption price, interest will cease to accrue on any notes that have been called for redemption at the redemption date.

Mandatory Redemption

The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuers may be required to offer to purchase Notes as described under “—Repurchase at the Option of Holders—Change of Control Repurchase Event.” The Issuers may at any time and from time to time purchase Notes in the open market or otherwise as permitted by the Indenture.

Repurchase at the Option of Holders

Change of Control

If a Change of Control Repurchase Event occurs with respect to the Notes of a series, unless CDW at such time has given notice of redemption under “—Optional Redemption” with respect to all outstanding Notes of such series, each Holder of the Notes of such series will have the right to require CDW to repurchase all or any part (equal to $2,000 or integral multiples of $1,000 in excess thereof) of that Holder’s Notes of that series pursuant to an offer on the terms set forth in the Indenture (a “Change of Control Offer”). In the Change of Control Offer, CDW will offer a payment (a “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of the Notes of the series repurchased plus accrued and unpaid interest, if any, on the Notes of the series repurchased, to but not including the date of purchase. Within 30 days following any Change of Control Repurchase Event, unless CDW at such time has given notice of redemption under “—Optional Redemption” with respect to all outstanding Notes of a series, or, at CDW’s option and as set forth below, in advance of a Change of Control, CDW will mail or electronically deliver a notice to each Holder of the applicable series, with a copy to the Trustee, describing the transaction or transactions that constitute the Change of Control and offering to repurchase the Notes of that series on the date of such Change of Control Payment specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed or electronically delivered (the “Change of Control Payment Date”), pursuant to the procedures required by the Indenture and described in such notice. CDW will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, CDW will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the Indenture by virtue of such conflict.

On the Change of Control Payment Date, CDW will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by CDW.

The paying agent will promptly mail or deliver by electronic means (in the case of global notes) to each Holder of Notes of the applicable series properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder of that series a new Note equal in principal amount to any unpurchased portion of any Notes of that series surrendered; provided that each new Note will be in a minimum principal amount of $2,000 or integral multiples of $1,000 in excess thereof. CDW will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

CDW will not be required to make a Change of Control Offer upon a Change of Control Repurchase Event if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by CDW and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer or (ii) a notice of redemption has been given pursuant to the Indenture as described under “—Optional Redemption” unless and until there is a default in the payment of the applicable redemption price. A Change of Control Offer may be made in advance of a Change of Control Repurchase Event and may be conditional upon the occurrence of a Change of Control Repurchase Event, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The Senior Loan Facilities provide that the occurrence of certain change of control events with respect to Parent or CDW would constitute a default thereunder. Prior to complying with any of the provisions of this “Change of Control Repurchase Event” covenant under the Indenture governing the Notes, but in any event within 90 days following a Change of Control Repurchase Event, to the extent required to permit CDW to comply with this covenant, CDW will need to either repay all outstanding Indebtedness under the Senior Loan Facilities or other Indebtedness ranking pari passu with the Notes or obtain the requisite consents, if any, under all agreements governing such outstanding Indebtedness. If CDW does not repay such Indebtedness or obtain such consents, CDW will remain prohibited from purchasing Notes in a Change of Control Repurchase Event, which after appropriate notice and lapse of time would result in an Event of Default under the Indenture, which would in turn constitute a default under the Senior Loan Facilities.

Future Indebtedness that CDW or its Subsidiaries may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the Holders of their right to require CDW to repurchase their Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on CDW or its Subsidiaries. Finally, CDW’s ability to pay cash to the Holders of the applicable series of Notes following the occurrence of a Change of Control Repurchase Event may be limited by its then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors—Risks Related to the Notes—We may be unable to purchase the notes upon a change of control repurchase event which would result in a default under the indenture that will govern the notes offered hereby and would adversely affect our business.”

The provisions described above that require CDW to make a Change of Control Offer following a Change of Control Repurchase Event will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control Repurchase Event, the Indenture does not contain provisions that permit the Holders of the Notes to require that CDW repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Change of Control Repurchase Event purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of CDW or its Subsidiaries and, thus, the removal of incumbent management. CDW has no present intention to engage in a transaction involving a Change of Control, although it is possible that CDW could decide to do so in the future. Subject to the limitations discussed below, CDW or its Subsidiaries could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control Repurchase Event under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the capital structure of CDW or its credit ratings. The Indenture does not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of CDW and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require CDW to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of CDW and its Subsidiaries taken as a whole to another Person or group may be uncertain. In addition, the Chancery Court of Delaware has raised the possibility that a “Change of Control” as a result of a failure to have “continuing directors” comprising a majority of a Board of Directors may be unenforceable on public policy grounds.

Selection and Notice

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption on a pro rata basis to the extent practicable or by lot, in any case subject to the procedures of The Depository Trust Company.

No Notes of $2,000 or less can be redeemed in part. Except as otherwise provided herein, in the case of global notes, notices of redemption will be delivered electronically at least 10 but not more than 60 days before the redemption date to each Holder of Notes, except that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder of that Note upon cancellation of the original Note. Subject to the terms of the applicable redemption notice (including any conditions contained therein), Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Certain Covenants

Set forth below are summaries of certain covenants that are contained in the Indenture, which bind CDW and its Subsidiaries.

Liens

CDW will not, and will not permit any of the Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist (collectively, “incur”) any Lien (except Permitted Liens) on any Principal Property of CDW or such Subsidiary securing Indebtedness unless the Notes are equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to the Notes) the obligations so secured until such time as such obligations are no longer secured by a Lien. The preceding sentence will not require CDW or any Subsidiary to secure the Notes if the Lien consists of a Permitted Lien. Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the initial Lien that gave rise to the obligation to so secure the Notes.

Sale/Leaseback Transactions

CDW will not and will not permit any Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any Principal Property with another Person (other than with CDW or Subsidiaries) unless either:

(a) CDW or such Subsidiary could incur Indebtedness secured by a Lien on the property to be leased in an amount at least equal to the Attributable Value of such Sale and Lease-Back Transaction without equally and ratably securing the Notes; or

(b) within 180 days CDW applies the greater of the net proceeds of the sale of the leased property or the fair value of the leased property, net of all Notes delivered under the Indenture, to the voluntary retirement of debt for borrowed money and/or the acquisition or construction of any Principal Property.

Merger, Consolidation or Sale of Assets

CDW may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not CDW is the surviving corporation); or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of CDW and its Subsidiaries, taken as a whole, in one or more related transactions, to another Person; unless:

(1) (a) CDW is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than CDW) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state of the United States, the District of Columbia or any territory thereof (CDW or such Person, including the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company (if other than CDW) assumes all the obligations of CDW under the Notes and the Indenture pursuant to agreements reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default or Event of Default exists; and

(4) each Guarantor (except if it is the other party to the transactions described above in which case clause (2) above shall apply) shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Notes and the Indenture.

Notwithstanding the foregoing, (i) clauses (3) and (4) above will not be applicable to: (a) any Subsidiary consolidating with, merging into or selling, assigning, transferring, conveying, leasing or otherwise disposing of all or part of its properties and assets to CDW or to another Guarantor; and (b) CDW merging with an Affiliate solely for the purpose of reincorporating CDW, as the case may be, in another jurisdiction; and (ii) any Foreign Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to any other Foreign Subsidiary; provided that if the Foreign Subsidiary so consolidating, merging or transferring all or part of its properties and assets is a Foreign Subsidiary that is a Guarantor, such Foreign Subsidiary shall, substantially simultaneously with such merger, transfer or disposition, terminate its Guarantee and otherwise be in compliance with the terms of the Indenture.

The predecessor company will be released from its obligations under the Indenture and the Notes and the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, CDW under the Indenture and the Notes, but, in the case of a lease of all or substantially all its assets, the predecessor company will not be released from the obligation to pay the principal of and interest on the Notes.

Subject to certain limitations described in the Indenture governing release of a Guarantee upon the sale, disposition or transfer of a Guarantor, each Guarantor (other than Parent) will not, and CDW will not permit such Guarantor to, (1) consolidate or merge with or into another Person (whether or not such Guarantor is the surviving Person); or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of its properties or assets; unless:

(1) (a) such Guarantor is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia or any territory thereof (such Guarantor or such Person, including the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, as the case may be, being herein called the “Successor Guarantor”);

(2) the Successor Guarantor (if other than such Guarantor) assumes all the obligations of such Guarantor under any applicable Guarantees and the Indenture pursuant to a supplemental indenture satisfactory to the Trustee; and

(3) immediately after such transaction, no Default or Event of Default exists.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered, together with an Opinion of Counsel and an Officer’s Certificate to the effect that such consolidation, merger, sale or conveyance was made in accordance with the provisions of the Indenture and all conditions precedent thereto have been complied with, to the Trustee and satisfactory in form to the Trustee, of the Guarantee and the due and punctual performance of all of the covenants and conditions of the Indenture to be performed by the Guarantor, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. All the Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all such Guarantees had been issued at the date of the execution hereof.

Notwithstanding the foregoing, any Guarantor may (A) consolidate with, merge into or sell, assign, transfer, convey, lease or otherwise dispose of all or part of its properties and assets to CDW or to another Guarantor or (B) dissolve, liquidate or windup its affairs if at that time it does not hold any material assets.

The Indenture provides that Parent will not (1) consolidate or merge with or into another Person (whether or not Parent is the surviving corporation); or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of its properties or assets; unless:

(1) (a) Parent is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Parent) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia or any territory thereof (Parent or such Person, including the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, as the case may be, being herein called the “Successor Parent Guarantor”);

(2) the Successor Parent Guarantor (if other than Parent) assumes all the obligations of the Guarantor under each Guarantee to which such Guarantor is a party and the Indenture pursuant to a supplemental indenture reasonably satisfactory to the Trustee; and

(3) immediately after such transaction, no Default or Event of Default exists.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered, together with an Opinion of Counsel and an Officer’s Certificate to the effect that such consolidation, merger, sale or conveyance was made in accordance with the provisions of the Indenture and all conditions precedent thereto have been complied with, to the Trustee and satisfactory in form to the Trustee, of Parent and the due and punctual performance of all of the covenants and conditions of the Indenture to be performed by Parent, such successor Person shall succeed to and be substituted for Parent with the same effect as if it had been named herein as a Parent. All the Guarantees so issued shall in all respects have the same legal rank and benefit under the Indenture as the Guarantees theretofore and thereafter issued in accordance with the terms of the Indenture as though all such Guarantees had been issued at the date of the execution hereof.

Notwithstanding the foregoing, Parent may consolidate with, merge into or sell, assign, transfer, convey, lease or otherwise dispose of all or part of its properties and assets to CDW or to another Guarantor.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of CDW, which properties and assets, if held by CDW instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of CDW on a consolidated basis, shall be deemed to be the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of CDW.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

Additional Guarantees

CDW shall cause each Subsidiary that guarantees any Indebtedness of CDW or any of the Guarantors, in each case, within ten Business Days of such incurrence of any such Indebtedness or guarantee of such Indebtedness, to execute and deliver to the Trustee a Guarantee (including a supplemental indenture to the Indenture providing for such guarantee), together with an Opinion of Counsel, pursuant to which such Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any and interest on the Notes and all other obligations under the Indenture on the same terms and conditions as those set forth in the Indenture.

Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Subsidiary without rendering the Guarantee, as it relates to such Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Guarantee shall automatically be released in accordance with the provisions of the Indenture described under “—Guarantees.”

Restrictions on Activities of CDW Finance Corporation

CDW Finance Corporation may not acquire or hold any material assets, voluntarily take any action to become liable for any material obligations or engage in any business activities or operations; provided that CDW Finance Corporation may be a co-obligor with respect to Indebtedness (including, for the avoidance of doubt, the Notes) if CDW is a primary obligor on such Indebtedness, the net proceeds of such Indebtedness are received by CDW or one or more of the Subsidiaries and such Indebtedness is otherwise permitted to be incurred under the Indenture.

Reports

Whether or not required by the Commission, so long as any Notes are outstanding, if not filed electronically with the Commission through the Commission’s Electronic Data Gathering, Analysis, and Retrieval System (or any successor system), CDW will furnish to the Trustee and the Holders, without cost to the Trustee, within the time periods specified in the Commission’s rules and regulations for a filer that is a “non-accelerated filer”:

(1) substantially the same quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K, if CDW were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by CDW’s certified independent accountants; and

(2) substantially the same current reports that would be required to be filed with the Commission on Form 8-K if CDW were required to file such reports.

To the extent any such information is not so filed or furnished, as applicable, within the time periods specified above and such information is subsequently filed or furnished, as applicable, CDW will be deemed to have satisfied its obligations with respect thereto at such time and any Default or Event of Default with respect thereto shall be deemed to have been cured; provided that such cure shall not otherwise affect the rights of the Holders under “—Events of Default and Remedies” if Holders of at least 25% in principal amount of the then total outstanding Notes of any series have declared the principal, premium, if any, interest and any other monetary obligations on all the then-outstanding Notes of such series to be due and payable immediately and such declaration shall not have been rescinded or cancelled prior to such cure.

In addition, if at any time any direct or indirect parent company (other than Parent) becomes a Guarantor (there being no obligation of any such parent company to do so), holds no material assets other than cash, Cash Equivalents and the Capital Stock of CDW or any other direct or indirect parent of CDW (and performs the related incidental activities associated with such ownership) and complies with the requirements of Rules 13-01 and 13-02 of Regulation S-X promulgated by the Commission, the reports, information and other documents required to be filed and furnished to Holders of the Notes pursuant to this covenant may, at the option of CDW, be filed by and be those of such parent company rather than CDW; provided that the same are accompanied by consolidating information as required by Rules 13-01 and 13-02 of Regulation S-X promulgated by the Commission that explains in reasonable detail the differences between the information relating to Parent and such other parent, on the one hand, and the information relating to CDW and its Subsidiaries on a standalone basis, on the other hand. For the avoidance of doubt, if Parent has made available through the Commission’s Electronic Data Gathering, Analysis, and Retrieval System (or any successor system) the reports, information and other documents required to be filed and furnished to Holders of Notes pursuant to this covenant, CDW shall be deemed to be in compliance with the provisions of this covenant.

Delivery of the information, documents and other reports described above to the Trustee is for informational purposes only, and the Trustee’s receipt of such shall not constitute constructive or actual notice of any information contained therein or determinable from information contained therein, including the Issuers’ compliance with any of their covenants under the Indenture (as to which the Trustee is entitled to conclusively rely on an Officer’s Certificate). The Trustee shall have no obligation to determine whether or not such information, documents or reports have been filed with the Commission.

Events of Default and Remedies

The following are each an “Event of Default” under the Indenture with respect to the Notes of each series:

(1) the Issuers default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes of that series;

(2) the Issuers default in the payment when due of interest on or with respect to the Notes of that series and such default continues for a period of 30 days;

(3) the Issuers default in the performance of, or breach any covenant, warranty or other agreement contained in, the Indenture (other than a default in the performance or breach of a covenant, warranty or agreement which is specifically dealt with in clauses (1) or (2) above) and such default or breach continues for a period of 60 days after the notice specified below or 90 days with respect to the covenant described under “—Reports”;

(4) a default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuers or any Subsidiary or the payment of which is guaranteed by the Issuers or any Subsidiary (other than Indebtedness owed to the Issuers or a Subsidiary), if (A) such default either (1) results from the failure to pay any principal and accrued and unpaid interest, if any, on such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or (2) relates to an obligation other than the obligation to pay principal and accrued and unpaid interest, if any, on any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its maturity date and (B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregates in excess of $200.0 million (or its foreign currency equivalent) or more at any one time outstanding;

(5) certain events of bankruptcy affecting the Issuers or any Significant Subsidiary (or any group of Subsidiaries that, taken together as of the date of the most recent audited financial statements of the Issuers, would constitute a Significant Subsidiary);

(6) the failure by the Issuers or any Significant Subsidiary to pay final judgments aggregating in excess of $200.0 million (other than any judgments covered by indemnities or insurance policies issued by reputable and creditworthy companies and as to which liability coverage has not been denied by the insurance company or indemnifying party), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after the applicable judgment becomes final and nonappealable; or

(7) the Guarantee of Parent or a Significant Subsidiary that is a Guarantor or any group of Subsidiaries that are Guarantors and that, taken together as of the date of the most recent audited financial statements of the Issuers, would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms hereof) or Parent or any Guarantor denies or disaffirms its obligations under any Indenture or Guarantee, other than by reason of the release of the Guarantee in accordance with the terms of any Indenture.

If an Event of Default (other than an Event of Default specified in clause (5) above with respect to the Issuers) shall occur and be continuing, the Trustee acting at the written direction of the Holders of at least 25% in aggregate principal amount of the outstanding Notes of that series under the Indenture may declare the principal of the Notes of that series and any accrued interest on the Notes of that series to be due and payable by notice in writing to the Issuers and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration,” and the same shall become immediately due and payable.

Upon such declaration of acceleration, the aggregate principal amount of, and accrued and unpaid interest, if any, on all of the outstanding Notes of that series shall ipso facto become and be immediately due and payable in cash without any declaration or other act on the part of the Trustee or any Holder of the Notes of that series. After such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the outstanding Notes of such series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal of or interest on the Notes of such series, have been cured or waived as provided in the Indenture.

The Holders of a majority in principal amount of the outstanding Notes of that series may rescind and cancel such declaration and its consequences:

(1) if the rescission would not conflict with any judgment or decree;

(2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4) if the Issuers have paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

(5) in the event of the cure or waiver of an Event of Default of the type described in clause (5) of the description above of Events of Default, the Trustee shall have received an Officer’s Certificate and an Opinion of Counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The Holders of a majority in principal amount of the Notes of any series issued and then outstanding under the Indenture may waive any existing Default or Event of Default under the Indenture with respect to the Notes of that series, and its consequences, except a default in the payment of the principal of or interest on the Notes of such series.

In the event of any Event of Default specified in clause (4) of the first paragraph of this section, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders of the Notes of that series, if within 30 days after such Event of Default arose the Issuers deliver an Officer’s Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, (y) the Holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes of that series as described above be annulled, waived or rescinded upon the happening of any such events.

Holders of the Notes may not enforce the Indenture or such Notes except as provided in such Indenture and under the Trust Indenture Act. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders of the Notes, unless such Holders have offered to the Trustee reasonable indemnity satisfactory to the Trustee. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then-outstanding Notes of any series issued under the Indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

The Issuers are required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Issuers are required to promptly deliver to the Trustee a statement specifying such Default or Event of Default (unless such Default or Event of Default has been cured prior to such time).

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder, unitholder or member of the Issuers, any of their Subsidiaries or any of their direct or indirect parent companies, including Parent, as such, has any liability for any obligations of the Issuers or any Guarantor under the Notes, the Indenture, the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes of any series by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such waiver is against public policy.

Governing Law

Each of the Indenture, the Notes and the Guarantees is governed by, and construed in accordance with, the laws of the State of New York.

Legal Defeasance and Covenant Defeasance

The Issuers may, concurrently and only concurrently, at their option and at any time, elect to have all of their obligations and the obligations of the applicable Guarantors discharged with respect to any outstanding Notes of each series issued under the Indenture (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding Notes of that series issued thereunder to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due solely out of the trust referred to below;

(2) the Issuers’ obligations with respect to the Notes of each series issued thereunder concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and Issuers’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Issuers may, at their option and at any time, elect to have their obligations and the obligations of the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes of each series issued thereunder. In the event that a Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events of the Issuers but including such events with respect to any Significant Subsidiary) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes of each series issued under the Indenture.

In order to exercise either Legal Defeasance or Covenant Defeasance under an Indenture:

(1) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes issued thereunder, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination of cash in U.S. dollars and non-callable U.S. Government Securities, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the outstanding Notes (calculated on the cash interest rate, if applicable) issued thereunder on the applicable maturity date or on the applicable redemption date, as the case may be, of such principal, premium, if any, or interest on such Notes and the Issuers must specify whether such Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuers have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(a) the Issuers have received from, or there has been published by, the United States Internal Revenue Service a ruling or (b) since the date of the such Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, subject to customary assumptions and exclusions, the beneficial owners of the outstanding Notes of that series will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuers have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the beneficial owners of the outstanding Notes of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to make such deposit and the grant of any Lien securing such borrowings);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any other material agreement or instrument (other than the Indenture) to which the Issuers or any Guarantor is a party or by which the Issuers or any Guarantor is bound;

(6) the Issuers must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders of the Notes of that series over the other creditors of the Issuers or any Guarantor or defeating, hindering, delaying or defrauding creditors of the Issuers or any Guarantor or others; and

(7) the Issuers must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture as it relates to any series of Notes (and the Notes of a series) may be amended or supplemented with the consent of the applicable Required Holders (including, without limitation, consents obtained in connection with a purchase of, or tender offer for, such Notes), and any existing default or compliance with any provision of the Indenture and the Notes of a series may be waived (except a default in respect of the payment of principal or interest on such Notes) with the consent of the applicable Required Holders (including, with respect to the Holders of Notes of a series, without limitation, consents obtained in connection with a purchase of, or tender offer for, Notes of such series).

Without the consent of each affected Holder of Notes of a series, an amendment or waiver of the Indenture may not:

(1) reduce the principal amount of Notes of such series issued thereunder whose Holders must consent to an amendment; or change the definition of “Required Holders”;

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes of such series issued thereunder (other than the provisions relating to the covenants described above under “—Repurchase at the Option of Holders” except as set forth in clause (10) below);

(3) reduce the rate of or change the time for payment of interest on any Note of such series issued thereunder;

(4) waive a Default or Event of Default in the payment of principal of, premium, if any, or interest on the Notes of such series issued thereunder (except a rescission of acceleration of the Notes of such series by the Required Holders and a waiver of the payment default that resulted from such acceleration or in respect of a covenant or provision contained in the Indenture or any Guarantee which cannot be amended or modified without the consent of all Holders of such series);

(5) make any Note of such series payable in money other than that stated in such Notes;

(6) make any change in the provisions of any Indenture relating to waivers of past Defaults or the rights of Holders of Notes of such series to receive payments of principal of, or interest or premium, if any, on the Notes of such series issued thereunder or impair the right of any Holder of Notes of such series to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(7) waive a redemption payment with respect to any Note issued thereunder (other than a payment required by one of the covenants described above under “—Repurchase at the Option of Holders” except as set forth in clause (10) below);

(8) make any change to or modify the ranking of the Notes of such series that would adversely affect the Holders of Notes of such series;

(9) modify the Guarantees in any manner adverse to the Holders of the Notes of such series;

(10) amend, change or modify in any material respect the obligation of CDW to make and consummate a Change of Control Offer in respect of a Change of Control Repurchase Event that has occurred; or

(11) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any Holder of the Notes of a series, CDW, the Guarantors and the Trustee may amend or supplement the Indenture, any Guarantee and the Notes of such series issued thereunder:

(1) to cure any ambiguity, mistake, defect or inconsistency, as certified by CDW;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption by a Successor Company or a successor company of a Guarantor, as applicable, of CDW’s or such Guarantor’s obligations under the Indenture, the Notes of such series or any Guarantee;

(4) to make any change that would provide any additional rights or benefits to the Holders of Notes of such series or that does not adversely affect the legal rights under the Indenture of any such Holder; provided that such changes pursuant to this clause shall not adversely affect the interests of the Holders of such series in any material respect, as determined in good faith by the Board of Directors of CDW;

(5) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(6) to provide for the issuance of additional Notes of such series in accordance with the terms of the Indenture (including, without limitation, any changes necessary to facilitate the issuance of additional Notes of such series for resale in transactions pursuant to Rule 144A or Regulation S promulgated under the Securities Act and any subsequent registration);

(7) to add a Guarantee of the Notes;

(8) to release a Guarantor upon its sale or other permitted release from its Guarantee; provided that such sale or release is in accordance with the applicable provisions of the Indenture;

(9) to mortgage, pledge, hypothecate or grant any other Lien in favor of the Trustee for the benefit of the Holders of the Notes of such series, as security for the payment and performance of all or any portion of the Obligations, in any property or assets, or otherwise to secure the Notes; or

(10) to conform the text of the Indenture, the Guarantees or the Notes of such series to any provision of this “Description of Notes” to the extent that such provision in this “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Guarantee or Notes of such series, as certified by CDW.

Satisfaction and Discharge

The Indenture shall be discharged and will cease to be of further effect as to the Notes of any series issued thereunder, when:

(1) either:

(a) all such Notes of that series that have been authenticated and delivered, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the Trustee for cancellation; or

(b) all Notes of that series issued thereunder that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing or electronic delivery of a notice of redemption or otherwise or will become due and payable by reason of the mailing or electronic delivery of a notice of redemption or otherwise within one year and the Issuers have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes of that series, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination thereof, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes of that series not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default shall have occurred and be continuing on the date of the deposit or will occur as a result of the deposit (other than a Default resulting from borrowing of funds to be applied to such deposit and any similar and simultaneous deposit relating to other Indebtedness, and in each case the grant of any Lien securing such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the Issuers are a party or by which the Issuers are bound;

(3) the Issuers have paid or caused to be paid all sums payable by them under such Indenture; and

(4) the Issuers have delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes of that series issued thereunder at maturity or the redemption date, as the case may be.

In addition, the Issuers must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge with respect to the Indenture have been satisfied.

Concerning the Trustee

If the Trustee becomes a creditor of CDW, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days or resign.

The Holders of a majority in principal amount of the then-outstanding Notes of a series issued under the Indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee under the Indenture, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes of a series issued thereunder, unless such Holder has offered to the Trustee security and indemnity satisfactory to the Trustee against any loss, liability or expense.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a more detailed presentation of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“2024 Senior Notes” means the Issuers’ $575.0 million 5.500% senior notes due 2024.

“2025 Senior Notes” means the Issuers’ $600.0 million 4.125% senior notes due 2025.

“2026 Senior Notes” means the Issuers’ $1,000.0 million 2.670% senior notes due 2026.

“April 2028 Senior Notes” means the Issuers’ $600.0 million 4.250% senior notes due 2028.

“December 2028 Senior Notes” means the Issuers’ $500.0 million 3.276% senior notes due 2028.

“2029 Senior Notes” means the Issuers’ $700.0 million 3.250% senior notes due 2029.

“2031 Senior Notes” means the Issuers’ $1,000.0 million 3.569% senior notes due 2031.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Attributable Value” means, in respect of any Sale/Leaseback Transaction, as of the time of determination, the lesser of:

(a) the sale price of the Principal Property so leased multiplied by a fraction, the numerator of which is the remaining portion of the base term of the lease included in such Sale/Leaseback Transaction and the denominator of which is the base term of such lease; and

(b) the total obligation (discounted to present value at the rate of interest implicit in the transaction, as determined in good faith by CDW, or, if it is not practicable to determine such rate, the rate of interest specified by the terms of the debt securities, in either case compounded semi-annually) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items that do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such Sale and Lease-Back Transaction.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns,” “Beneficially Owned” and “Beneficial Ownership” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the board of directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means:

(1) in the case of a corporation, capital stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1) U.S. dollars;

(2) (i) Sterling, Canadian Dollars, Euro, or any national currency of any participating member state of the economic and monetary union contemplated by the Treaty on European Union; or

(ii) in the case of CDW or a Subsidiary, such local currencies held by them from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with (i) any lender under the Senior Loan Facilities or an Affiliate thereof or (ii) any commercial bank having capital and surplus of not less than $250.0 million in the case of U.S. banks and $100.0 million (or the U.S. Dollar Equivalent as of the date of determination) in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper rated P-1 by Moody’s or A-1 by S&P and in each case maturing within 24 months after the date of creation thereof;

(7) marketable short-term money market and similar securities having a rating of P-1 or A-1 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(8) investment funds investing 95% of their assets in securities of the types described in clauses (1) through (7) above;

(9) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(10) investments with average maturities of 12 months or less from the date of acquisition in money market funds rated A (or the equivalent thereof) or better by S&P or A3 (or the equivalent thereof) or better by Moody’s:

(11) shares of investment companies that are registered under the Investment Company Act of 1940 and substantially all the investments of which are one or more of the types of securities described in clauses (1) through (10) above; and

(12) in the case of any Foreign Subsidiary, investments of comparable tenure and credit quality to those described in the foregoing clauses (1) through (11) above or other high quality short term investments, in each case, customarily utilized in countries in which such Foreign Subsidiary operates for short term cash management purposes.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above; provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Pooling Arrangements” means a deposit account arrangement among a single depository institution, CDW and one or more Foreign Subsidiaries involving the pooling of cash deposits in and overdrafts in respect of one or more deposit accounts (each located outside of the United States and any States and territories thereof) with such institution by CDW and such Foreign Subsidiaries for cash management purposes.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of CDW and its Subsidiaries, taken as a whole, to any Person;

(2) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d5(b)(1) under the Exchange Act) in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of Beneficial Ownership, directly or indirectly, of 50% or more of the total voting power of the Voting Stock of CDW or any of its direct or indirect parent entities, including, without limitation, Parent;

(3) the adoption of a plan relating to the liquidation or dissolution of CDW; or

(4) CDW or any of its direct or indirect parent entities, including, without limitation, Parent, consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into CDW or any of its direct or indirect parent entities, including, without limitation, Parent, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of CDW or any of its direct or indirect parent entities, including, without limitation, Parent, or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of CDW or any of its direct or indirect parent entities, including, without limitation, Parent, outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings Event.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect on the Issue Date, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” of any Person means Capital Stock in such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to Capital Stock of any other class in such Person.

“Consolidated Total Assets” means at any date, total assets of CDW and its Subsidiaries on a consolidated basis prepared in accordance with GAAP, shown on the most recent balance sheet of CDW and its Subsidiaries.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than as a result of a change of control or asset sale), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale), in whole or in part, in each case prior to the earlier of the final maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of CDW or any of its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by CDW or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided further that any Capital Stock held by any future, current or former employee, director, officer, manager or consultant of CDW, any of its Subsidiaries, any of its direct or indirect parent companies or any other entity in which CDW or a Subsidiary has an Investment, in each case pursuant to any stock subscription or shareholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement, shall not constitute Disqualified Stock solely because it may be required to be repurchased by CDW or its Subsidiaries.

“Domestic Subsidiaries” means, with respect to any Person, any subsidiary of such Person other than a Foreign Subsidiary.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Existing Inventory Financing Agreements” means the following agreements, in each case, as amended, amended and restated, supplemented, refinanced, refunded or otherwise modified and in effect from time to time: (i) that certain Inventory Financing Agreement, dated as of June 6, 2014, by and among Wells Fargo Commercial Distribution Finance, LLC (as successor to GE Commercial Distribution Finance Corporation), CDW Logistics LLC, an Illinois limited liability company, CDW Technologies LLC, a Wisconsin limited liability company, CDW Government LLC, an Illinois limited liability company, CDW Direct, LLC, an Illinois limited liability company, and CDW LLC, an Illinois limited liability company, (ii) that certain Inventory Financing Agreement, dated as of October 12, 2007, by and among Wells Fargo Commercial Distribution Finance, LLC (as successor to GE Commercial Distribution Finance Corporation), CDW Logistics, Inc., an Illinois corporation, CDW Technologies, Inc., a Wisconsin corporation, CDW Direct, LLC, an Illinois limited liability company, and CDW

Government LLC, an Illinois limited liability company, as the same may be amended, amended and restated, restated, supplemented or otherwise modified from time to time., and (iii) that certain Agreement for Wholesale Financing—Credit Agreement, dated December 1, 2021, by and between IBM Credit LLC, a Delaware limited liability company, CDW Logistics LLC, an Illinois limited liability company, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time and (iv) that certain Agreement for Wholesale Financing—Credit Agreement, dated December 1, 2021, by and between IBM Credit LLC, a Delaware limited liability company, and Sirius Computer Solutions, Inc., a Texas corporation, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Fitch” means Fitch Ratings Inc., or any successor to the rating agency business thereof.

“Foreign Subsidiary” means, with respect to any Person, (a) any subsidiary of such Person that is organized and existing under the laws of any jurisdiction outside the United States of America or (b) any subsidiary of such Person that has no material assets other than the Capital Stock of one or more subsidiaries described in clause (a) and other assets relating to an ownership interest in any such Capital Stock or subsidiaries.

“GAAP” means generally accepted accounting principles in the United States in effect on the Issue Date, except for any reports required to be delivered under the covenant described under “—Reports,” which shall be prepared in accordance with GAAP in effect on the date thereof. At any time after the Issue Date, CDW may elect to apply International Financial Reporting Standards (“IFRS”) accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in the Indenture); provided that any such election, once made, shall be irrevocable; provided, further, any calculation or determination in the Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to CDW’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. CDW shall give notice of any such election made in accordance with this definition to the Trustee and the holders of Notes.

For purposes of this “Description of Notes,” the term “consolidated” with respect to any Person means such Person consolidated with its Subsidiaries.

“Governmental Authority” means the government of the United States of America or any other nation, any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions).

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness or other obligations. When used as a verb, “guarantee” shall have a corresponding meaning.

“Guarantee” means any guarantee of the obligations of CDW under the Indenture and the Notes by a Guarantor in accordance with the provisions of the Indenture. When used as a verb, “Guarantee” shall have a corresponding meaning.

“Guarantor” means any Person that incurs a Guarantee of the Notes; provided that upon the release and discharge of such Person from its Guarantee in accordance with the Indenture, such Person shall cease to be a Guarantor. On the Issue Date, the Guarantors will be Parent and each Domestic Subsidiary of CDW that was a Subsidiary and a guarantor under the Senior Loan Facilities.

“holder” means, with reference to any Indebtedness or other Obligations, any holder or lender of, or trustee or collateral agent or other authorized representative with respect to, such Indebtedness or Obligations.

“Holder” means the Person in whose name a Note of a series is registered, in each case on the registrar’s books.

“Indebtedness” means, with respect to any Person,

(a) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(i) in respect of borrowed money,

(ii) evidenced by bonds, notes, debentures or similar instruments,

(iii) evidenced by letters of credit (or, without duplication, reimbursement agreements in respect thereof),

(iv) Capital Lease Obligations, or

(v) representing the deferred and unpaid balance of the purchase price of any property (other than Capital Lease Obligations),

if and to the extent that any of the foregoing Indebtedness (other than letters of credit) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP,

(b) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business),

(c) Disqualified Stock of such Person, and

(d) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person);

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (A) contingent obligations incurred in the ordinary course of business, (B) items that would appear as a liability on a balance sheet prepared in accordance with GAAP as a result of the application of ASC 842-40, “Sale-Leaseback Transactions,” (C) [Reserved], (D) obligations under or in respect of the Existing Inventory Financing Agreements and other similar inventory financing agreements entered into in the ordinary course of business, (E) any such balance that constitutes a trade payable or similar obligation to a trade creditor in each case accrued in the ordinary course of business, (F) liabilities accrued in the ordinary course of business, (G) earn-outs and other contingent payments in respect of acquisitions except to the extent that the liability on account of any such earn-outs or contingent payment becomes fixed, (H) deferred or prepaid revenue and (I) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller. The amount of Indebtedness of any person under clause (d) above shall be deemed to equal the lesser of (x) the aggregate unpaid amount of such Indebtedness secured by such Lien and (y) the fair market value of the property encumbered thereby as determined by such person in good faith. The Indebtedness of any person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Investment Grade Rating” means a rating equal to or higher than BBB- or better by Fitch (or the equivalent), Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Issue Date” means August 22, 2024.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York, the city in which the principal corporate trust office of the Trustee is located or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday, payment shall be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest or other encumbrance on, in or of such asset, and (b) the interest of a vendor or lessor under any conditional sale agreement or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing), any option or other agreement to sell or give a security interest in such asset and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction with respect to such asset; provided that in no event shall an operating lease or occupancy agreement be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Obligations” means any principal, interest, premium, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit), costs, expenses, damages and other liabilities, and guarantees of payment of such principal, interest, premium, penalties, fees, indemnifications, reimbursements, costs, expenses, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Operating Officer, Principal Accounting Officer, Controller, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or Assistant Treasurer or the Secretary or any Assistant Secretary of CDW.

“Officer’s Certificate” means a certificate signed on behalf of CDW, by an Officer of CDW who is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of CDW that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to CDW.

“Parent” means CDW Corporation and any successor thereto.

“Permitted Liens” means the following types of Liens:

(1) deposits of cash or government bonds made in the ordinary course of business to secure surety or appeal bonds to which such Person is a party;

(2) [Reserved];

(3) [Reserved];

(4) [Reserved];

(5) [Reserved];

(6) [Reserved];

(7) [Reserved];

(8) [Reserved];

(9) [Reserved];

(10) [Reserved];

(11) judgment liens in respect of judgments that do not constitute an Event of Default;

(12) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, or deposits to secure the performance of tenders, contracts (other than for the payment of Indebtedness) or leases, or deposits to secure public or statutory obligations, or deposits as security for contested taxes or import or customs duties or for the payment of rent, or deposits or other security securing liabilities to insurance carriers under insurance or self-insurance arrangements or earnest money deposits required in connection with a purchase agreement or other acquisition, in each case incurred in the ordinary course of business or consistent with past practice;

(13) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by applicable law, (i) arising in the ordinary course of business and securing obligations that are not overdue by more than ninety (90) days, (ii) that are being contested in good faith by appropriate proceedings or (iii) the existence of which would not reasonably be expected to result in a material adverse effect;

(14) easements, zoning restrictions, rights-of-way and similar encumbrances real properties imposed by law or arising in the ordinary course that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the conduct of business;

(15) leases, licenses, subleases, sublicenses or operating agreements (including, without limitation, licenses and sublicenses of intellectual property) granted to others in the ordinary course of business that do not interfere in any material respect with the business of CDW or any of its material Subsidiaries or which do not by their own terms secure any Indebtedness;

(16) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by CDW or any of its Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(17) banker’s Liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;

(18) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by CDW and its Subsidiaries in the ordinary course of business;

(19) [Reserved];

(20) Liens on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(21) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(22) Liens that are contractual rights of setoff (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of CDW or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of CDW and its Subsidiaries or (iii) relating to purchase orders and other agreements entered into by CDW or any Subsidiary in the ordinary course of business;

(23) Liens solely on any cash earnest money deposits made by CDW or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted under the Indenture;

(24) Liens with respect to the assets of a Subsidiary that is not a Guarantor securing Indebtedness of such Subsidiary;

(25) Liens arising by operation of law under Article 2 of the Uniform Commercial Code in favor of a reclaiming seller of goods or buyer of goods;

(26) security given to a public or private utility or any Governmental Authority as required in the ordinary course of business;

(27) landlords’ and lessors’ Liens in respect of rent not in default for more than sixty days or the existence of which, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect;

(28) Liens in favor of customs and revenues authorities imposed by applicable law arising in the ordinary course of business in connection with the importation of goods;

(29) Liens on securities which are the subject of repurchase agreements incurred in the ordinary course of business;

(30) [Reserved];

(31) Liens on inventory or equipment of CDW or any of its Subsidiaries granted in the ordinary course of business to CDW’s or such Subsidiary’s clients or customers at which such inventory or equipment is located;

(32) pledges or deposits made in the ordinary course of business to secure liability to insurance carriers and Liens on insurance policies and the proceeds thereof (whether accrued or not), rights or claims against an insurer or other similar asset securing insurance premium financings;

(33) Liens on cash deposits of CDW and Foreign Subsidiaries subject to a Cash Pooling Arrangement or otherwise over bank accounts of CDW and Foreign Subsidiaries maintained as part of the Cash Pooling Arrangement, in each case securing liabilities for overdrafts of CDW and Foreign Subsidiaries participating in such Cash Pooling Arrangements;

(34) [Reserved];

(35) Liens consisting of customary contractual restrictions on cash and Cash Equivalents;

(36) Liens securing the Notes and related Guarantees; and

(37) Liens securing other Indebtedness; provided that at the time of and after giving effect to the incurrence thereof, the aggregate principal amount of Indebtedness secured thereby does not exceed the greater of $1,200.0 million and 10% of Consolidated Total Assets of the CDW and its Subsidiaries.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends upon liquidation, dissolution or winding up.

“Principal Property” means our corporate headquarters and any warehouse or distribution center, together with any land, land improvements, buildings and fixtures related thereto, owned or leased at the Issue Date or acquired after that date by CDW or a Subsidiary and which is located within the United States, other than: (a) any property which in the opinion of our Board of Directors is not of material importance to the total business conducted by us as an entirety; or (b) any portion of a particular property which is similarly found not to be of material importance to the use or operation of such property.

“Rating Agencies” means Fitch, Moody’s and S&P or if Fitch, Moody’s or S&P or any of them shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuers which shall be substituted for Fitch, Moody’s or S&P or any of them, as the case may be.

“Ratings Event” means the rating of a series of Notes is lowered by each of the Rating Agencies and a series of Notes are rated below Investment Grade Rate by each of the Rating Agencies on any day during the period (which period will be extended so long as the rating of a series of Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing on the earlier of the date of the first public occurrence of a Change of Control or the date of public announcement by CDW of an agreement that, if consummated, would result in a Change of Control and ending 60 days following consummation of such Change of Control.

“Required Holders” as to a series of Notes means, as of any date of determination, Holders that hold such Notes that, in the aggregate, represent more than 50% of the sum of the principal amount of all Notes of such series outstanding at such time.

“Revolving Loan Facility” means that certain senior revolving loan facility credit agreement, dated as of December 1, 2021, as amended June 7, 2023, among CDW LLC, CDW Finance Holdings Limited, the guarantors party thereto, JP Morgan Chase Bank, N.A., as Administrative Agent, the lenders party thereto and certain other parties specified therein, providing for revolving loans, including any related notes, debentures, bonds, guarantees, instruments and agreements executed in connection therewith, and in each case as amended, restated, supplemented, modified, renewed, refunded, replaced (whether at maturity or thereafter) or refinanced from time to time in one or more agreements indentures, notes, bonds, facilities or other forms of indebtedness in whole or in part (in each case with the same or new agents, lenders or investors), including any agreement adding or changing the borrower or issuer or any guarantor or extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and any successor to its rating agency business.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by CDW or any Subsidiary whereby CDW or such Subsidiary sells or transfers such property to any Person and CDW or any Subsidiary leases such property from such Person or its Affiliates.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Senior Loan Facilities” means the Revolving Loan Facility and the Term Loan Facility.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date and (b) any other Person (i) of which Equity Interests representing more than 50% of the equity value or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of CDW.

“Term Loan Facility” means that certain senior term loan facility credit agreement, dated as of December 1, 2021, as amended April 5, 2022, as further amended June 7, 2023, among CDW LLC, JP Morgan Chase Bank,

N.A., as Administrative Agent, the lenders party thereto and certain other parties specified therein, providing for term loans, including any related notes, debentures, bonds, guarantees, instruments and agreements executed in connection therewith, and in each case as amended, restated, supplemented, modified, renewed, refunded, replaced (whether at maturity or thereafter) or refinanced from time to time in one or more agreements indentures, notes, bonds, facilities or other forms of indebtedness in whole or in part (in each case with the same or new agents, lenders or investors), including any agreement adding or changing the borrower or issuer or any guarantor or extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof.

“U.S. Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

Whenever it is necessary to determine whether CDW has complied with any covenant in the Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“U.S. Government Securities” means securities that are:

(a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or

(b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Securities or a specific payment of principal of or interest on any such U.S. Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Securities or the specific payment of principal of or interest on the U.S. Government Securities evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect or in existence on the date hereof, and all of which are subject to change or different interpretation, possibly with retroactive effect. No rulings have been sought or are expected to be sought from the Internal Revenue Service (the “IRS”) with respect to any of the tax consequences discussed below, and no assurance can be given that the IRS will not successfully assert contrary positions.

This discussion only addresses U.S. federal income tax considerations for notes held as “capital assets,” within the meaning of the Code and purchased in this offering at the “issue price” of the applicable series (i.e. the first price at which a substantial amount of notes of the applicable series is sold for cash (excluding sales to underwriters or persons acting in a similar capacity).

This discussion is for general information only and does not address all of the U.S. federal income tax considerations that may be relevant to specific beneficial owners of the notes in light of their particular circumstances (such as beneficial owners that are treated as being related to us for U.S. federal income tax purposes) or to beneficial owners of the notes that are subject to special treatment under U.S. federal income tax laws (such as banks or other financial institutions, insurance companies, partnerships or S corporations for U.S. federal income tax purposes (or investors in such entities), tax-exempt entities, retirement plans, dealers in securities or currencies, brokers, traders in securities that have elected the mark-to-market method of accounting for their securities, holders that have made an election to include in gross income all interest on a note under the constant yield method, real estate investment trusts, regulated investment companies, persons who hold their notes as part of a straddle, hedge, conversion transaction or other integrated investment, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, persons subject to special tax accounting rules as a result of any item of gross income with respect to the notes being taken into account in an applicable financial statement (as defined in section 451 of the Code), controlled foreign corporations, passive foreign investment companies, U.S. holders that hold notes through non-U.S. brokers or other non-U.S. intermediaries, or U.S. expatriates). This discussion does not address alternative minimum taxes, the base erosion and anti-abuse tax, U.S. state or local tax considerations, U.S. federal tax laws other than income tax laws (such as the Medicare tax on certain investment income or estate and gift tax laws), or non-U.S. tax considerations. Further this discussion does not address any consequences that may result pursuant to Treasury regulations promulgated under section 385 of the Code with respect to any holder that is considered related to the Issuers for the purposes of such regulations.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds the notes, the tax treatment of such partnership and each partner will depend upon the status and the activities of the partnership and the partner. If you are a partnership or a partner in a partnership considering an investment in the notes, we urge you to consult your tax advisors.

WE URGE PROSPECTIVE BENEFICIAL OWNERS TO CONSULT THEIR TAX ADVISORS FOR ANALYSIS OF THE PARTICULAR TAX CONSIDERATIONS APPLICABLE TO THEM AS A RESULT OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICABILITY OF ANY U.S. FEDERAL, STATE, AND LOCAL TAX LAWS OR NON-U.S. TAX LAWS, ANY CHANGES IN APPLICABLE TAX LAWS, AND ANY PENDING OR PROPOSED LEGISLATION OR REGULATIONS.

Effect of Certain Additional Payments

In certain circumstances, including certain changes of control, we may be required to make payments on the notes in addition to stated principal and stated interest or to make payments in advance of their scheduled times

(see, e.g., “Description of Notes—Repurchase at the Option of Holders—Change of Control”). Such contingencies may cause the notes to be treated as contingent payment debt instruments, in which case the timing and amount of income inclusions and the character of income recognized may be different from the consequences discussed herein. The Treasury regulations regarding debt instruments that provide for one or more contingent payments state that, for purposes of determining whether a debt instrument is a contingent payment debt instrument, remote or incidental contingencies (and certain other contingencies) are ignored. Although the matter is not free from doubt, we believe that the foregoing contingencies, in the aggregate, are remote or incidental (or that certain other exceptions apply), and, accordingly, we intend to take the position that the notes are not contingent payment debt instruments. Our determination will be binding on all holders, except a holder that discloses its differing position in a statement attached to its timely filed U.S. federal income tax return for the taxable year during which a note was acquired. Our determination is not, however, binding on the IRS, and if the IRS were to challenge such determination, a holder might be required to accrue ordinary income on the notes at a rate in excess of the stated interest rate, and to treat as ordinary income, rather than capital gain, any income recognized on the taxable disposition of a note. In the event a contingency actually occurs, it may affect the amount and timing (and possibly character) of the income that a holder will recognize. The discussion below assumes that our determination that these contingencies are remote or incidental is correct and assumes that the notes will not be treated as contingent payment debt instruments.

Certain U.S. Federal Income Tax Considerations for U.S. Holders

For purposes of this discussion, “U.S. holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any State thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of the source thereof; or

•

a trust, if (i) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions, or (ii) the trust has a valid election in effect to be treated as a United States person.

Taxation of Stated Interest

Generally, payments of stated interest on the notes will be taxable as ordinary income as received or accrued in accordance with the U.S. holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Retirement, Redemption or Other Taxable Disposition of the Notes

Upon the sale, exchange, retirement, redemption or other taxable disposition of a note, a U.S. holder generally will recognize gain or loss equal to the difference, if any, between (A) the amount of cash and the fair market value of all other property received on the disposition (other than any such amount attributable to accrued and unpaid stated interest, which will be taxed as ordinary income to the extent not previously so taxed) and (B) the U.S. holder’s “adjusted tax basis” in the note. A U.S. holder’s adjusted tax basis in a note generally will equal the amount paid for the note determined at the time of purchase.

Any gain or loss that a U.S. holder recognizes upon the sale, exchange, retirement, redemption or other taxable disposition of a note generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of the disposition, the U.S. holder’s holding period for the note is more than one year. Long-term capital gains recognized by an individual or other non-corporate U.S. holder generally are subject to a reduced rate of U.S. federal income tax. Capital losses are subject to limits on deductibility.

Information Reporting and Backup Withholding

Information reporting will apply to stated interest paid on, and the proceeds of the sale, exchange, retirement, redemption or other taxable disposition of, a note held by a U.S. holder unless such holder establishes an exemption from information reporting. Backup withholding may also apply (currently, at a rate of 24%) unless such holder establishes an exemption by providing the appropriate intermediary with a taxpayer identification number, certified under penalties of perjury, as well as certain other information (generally, on IRS Form W-9) or otherwise establishes an exemption. Any amount withheld under the backup withholding rules is allowable as a credit against a U.S. holder’s U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed such holder’s actual U.S. federal income tax liability and such holder timely provides the required information or appropriate claim form to the IRS.

Certain U.S. Federal Income Tax Considerations for Non-U.S. Holders

For purposes of this discussion, “non-U.S. holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. holder.

For purposes of the following discussion, interest on the notes, and gain on the sale, exchange, retirement, redemption or other taxable disposition of the notes, will be considered “U.S. trade or business income” of a non-U.S. holder if such income or gain is effectively connected with the conduct of a trade or business in the United States by such non-U.S. holder.

Taxation of Interest

Subject to the discussion below concerning backup withholding and FATCA legislation, a non-U.S. holder will not be subject to U.S. federal income or withholding tax in respect of interest paid on the notes if the interest qualifies for the “portfolio interest exemption.” This will be the case if each of the following requirements is satisfied:

•	the interest is not U.S. trade or business income of the non-U.S. holder;

•	the non-U.S. holder does not actually or constructively own stock possessing 10% or more of the combined voting power of all classes of stock of CDW Corporation;

•	the non-U.S. holder is not a controlled foreign corporation, within the meaning of the Code, that is actually or constructively related to CDW Corporation through sufficient stock ownership;

•	the non-U.S. holder is not a bank whose receipt of interest on the notes is described in section 881(c)(3)(A) of the Code; and

•	the non-U.S. holder complies with the certification requirement described below.

The certification requirement generally will be satisfied if the non-U.S. holder provides the withholding agent with a statement on IRS Form W-8BEN or IRS Form W-8BEN-E (or suitable substitute form), together with all appropriate attachments, signed under penalties of perjury, identifying the non-U.S. holder and stating, among other things, that the non-U.S. holder is not a United States person. Prospective non-U.S. holders should consult their tax advisors regarding alternative methods for satisfying the certification requirement.

If the requirements of the portfolio interest exemption are not satisfied with respect to a non-U.S. holder, a 30% U.S. federal income withholding tax will apply to interest paid on the notes to such non-U.S. holder, unless another exemption is applicable. For example, an applicable income tax treaty may reduce or eliminate such tax, in which event a non-U.S. holder claiming the benefit of such treaty must provide the withholding agent with a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or suitable substitute form). Alternatively, an exemption applies if the interest is U.S. trade or business income of the non-U.S. holder and the non-U.S. holder provides the withholding agent with a properly executed IRS Form W-8ECI (or suitable substitute form).

If the interest is U.S. trade or business income of a non-U.S. holder, such non-U.S. holder generally will be subject to U.S. federal income tax with respect to all interest on the notes in the same manner as U.S. holders, as described above, unless an applicable income tax treaty provides otherwise. Additionally, non-U.S. holders that are corporations generally will be subject to a branch profits tax with respect to any earnings and profits attributable to such U.S. trade or business (subject to adjustments) at a rate of 30% (or at a reduced rate under an applicable income tax treaty). Payments of interest that U.S. trade or business income will generally not be subject to the 30% withholding tax provided that the non-U.S. holder claims an applicable exemption from withholding, unless an applicable income tax treaty provides otherwise. To claim exemption from withholding, the non-U.S. holder must certify its qualification, which generally can be done by providing the applicable withholding agent with a properly executed IRS Form W-8ECI (or other applicable form).

Sale, Exchange, Retirement, Redemption or Other Taxable Disposition of the Notes

Subject to the discussion below concerning backup withholding and FATCA legislation, generally, a non-U.S. holder will not be subject to U.S. federal income tax on any gain recognized on the sale, exchange, retirement, redemption or other taxable disposition of a note, unless (i) such non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement, redemption or other taxable disposition and certain other conditions are met or (in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or lower applicable treaty rate)) or (ii) the gain is U.S. trade or business income of the non-U.S. holder. If the gain is U.S. trade or business income of the non-U.S. holder, the non-U.S. holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as U.S. holders, as described above, unless an applicable income tax treaty provides otherwise. Additionally, non-U.S. holders that are corporations generally will be subject to a branch profits tax with respect to any earnings and profits attributable to such U.S. trade or business (subject to adjustments) at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

To the extent the proceeds from the sale, exchange, retirement, redemption or other taxable disposition of a note represent accrued and unpaid interest, the non-U.S. holder generally will be subject to U.S. federal income tax with respect to such accrued and unpaid interest in the same manner as described above under “Taxation of Interest.”

Information Reporting and Backup Withholding

Amounts of interest paid to a non-U.S. holder on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to such holder.

U.S. federal backup withholding (currently at a rate of 24%) generally will not apply to payments of interest on a note to a non-U.S. holder if the statement described above under “Taxation of Interest” is duly provided by such holder or such holder otherwise establishes an exemption.

Payments to a non-U.S. holder of the proceeds of a sale, exchange, retirement, redemption or other taxable disposition of a note effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless such holder properly certifies under penalties of perjury as to such holder’s non-U.S. status and certain other conditions are met or such holder otherwise establishes an exemption. Backup withholding generally will not apply to any payment to a non-U.S. holder of the proceeds of the disposition of a note effected outside the United States by a non-U.S. office of a broker. However, unless such a broker has documentary evidence in its records as to such non-U.S. holder’s non-U.S. status and certain other conditions are met, or such holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of a note effected outside the United States by such a broker if the broker:

•	is a United States person;

•	derived 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

•	is a controlled foreign corporation for U.S. federal income tax purposes; or

•

is a foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by United States persons or is engaged in the conduct of a U.S. trade or business.

Any amount withheld under the backup withholding rules is allowable as a credit against a non-U.S. holder’s U.S. federal income tax liability, if any, and a refund may be obtained if amounts withheld exceed such holder’s actual U.S. federal income tax liability and if the proper information is timely provided to the IRS.

Legislation Affecting Taxation of Notes Held by or Through Foreign Entities

Sections 1471 through 1474 of the Code (the “FATCA legislation”) generally impose a U.S. federal withholding tax of 30% on interest income paid on a debt obligation to (i) a foreign financial institution (as the beneficial owner or as an intermediary for the beneficial owner), unless such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), and (ii) a foreign entity that is not a financial institution (as the beneficial owner or as an intermediary for the beneficial owner), unless such entity provides the withholding agent with a certification identifying the substantial U.S. owners of the entity, which generally includes any U.S. person who directly or indirectly owns more than 10% of the entity. The FATCA legislation initially imposed a withholding tax on gross proceeds from a sale, exchange, retirement, redemption or other taxable disposition of the notes. However, proposed Treasury Regulations, which state that taxpayers may rely on the proposed regulations until final regulations are issued, provide that this withholding tax shall not apply to gross proceeds from a sale or other taxable disposition of the notes. An intergovernmental agreement between the U.S. and the applicable foreign country, or future Treasury regulations or other guidance, may modify these requirements. Investors are strongly encouraged to consult with their tax advisors regarding the implications of this FATCA legislation on their investment in our notes.

UNDERWRITING

BofA Securities, Inc. is acting as the representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement between us and the representative, we have agreed to sell to each underwriter, and each underwriter has severally and not jointly agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below:

Underwriters	Principal Amount of 5.100% Senior Notes due 2030	Principal Amount of 5.550% Senior Notes due 2034
BofA Securities, Inc.	$150,000,000	$150,000,000
J.P. Morgan Securities LLC	120,000,000	120,000,000
Wells Fargo Securities, LLC	120,000,000	120,000,000
Morgan Stanley & Co. LLC	45,600,000	45,600,000
Mizuho Securities USA LLC	39,600,000	39,600,000
U.S. Bancorp Investments, Inc.	39,600,000	39,600,000
Capital One Securities, Inc.	21,000,000	21,000,000
MUFG Securities Americas Inc.	21,000,000	21,000,000
Goldman Sachs & Co. LLC	15,000,000	15,000,000
Scotia Capital (USA) Inc.	15,000,000	15,000,000
TD Securities (USA) LLC	9,000,000	9,000,000
Siebert Williams Shank & Co., LLC	4,200,000	4,200,000

Total	$600,000,000	$600,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters have agreed to purchase all of the notes if any of them are purchased.

The underwriters initially propose to offer the notes to the public at the applicable public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the 2030 Notes to selected dealers at the public offering price minus a concession of up to 0.350% of the principal amount of the 2030 Notes. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to 0.250% of the principal amount of the 2030 Notes to certain other dealers. The underwriters may offer the 2034 Notes to selected dealers at the public offering price minus a concession of up to 0.400% of the principal amount of the 2034 Notes. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to 0.250% of the principal amount of the 2034 Notes to certain other dealers. After the initial offering, the underwriters may change the public offering prices and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The following table shows the underwriting discounts to be paid to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by us
Per 2030 Note	0.600%
Per 2034 Note	0.650%

In the underwriting agreement, we have agreed that:

•

We will not offer or sell any of our debt securities (other than the notes) from the date of this prospectus supplement through and including the date of settlement without the prior consent of the representative.

•

We will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

•	In addition to the underwriting discount discussed above, we will pay our expenses related to the offering, which we estimate will be $3.5 million.

The notes are new issues of securities, and there are currently no established trading markets for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes of each series, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes of any series, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

In connection with the offering of the notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the prices of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

We expect that delivery of the notes will be made against payment therefor on or about August 22, 2024, which will be the eighth business day following the date of pricing of the notes (such settlement cycle being herein referred to as “T+8”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the business day before settlement will be required, by virtue of the fact that the notes initially will settle T+8, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes prior to the business day before settlement should consult their own advisor.

Certain of the underwriters and their affiliates have in the past provided, and may in the future provide, investment banking, commercial banking, derivative transactions and financial advisory services to us and our affiliates in the ordinary course of business for which they have received and may continue to receive customary fees and commissions. In addition, U.S. Bancorp Investments, Inc., one of the underwriters, is an affiliate of the trustee under the indenture governing the notes.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates, including the securities that are subject to the Tender Offer, and therefore, certain of the underwriters and/or their respective affiliates may receive proceeds from this offering through the purchase of such securities in connection with the Tender Offer. Certain of the underwriters or their affiliates are acting as dealer managers in connection with the Tender Offer, for which they will receive customary fees. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling restrictions

Notice to prospective investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Prohibition of sales to European Economic Area retail investors

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

This prospectus supplement has been prepared on the basis that any offer of notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.

Notice to prospective investors in the United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, (a) a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”); and (b) “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

This prospectus supplement has been prepared on the basis that any offer of notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purposes of the UK Prospectus Regulation.

Notice to prospective investors in Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the notes described herein. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to prospective investors in Hong Kong

The notes may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the notes may be issued, whether in Hong Kong or elsewhere, that is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

Notice to prospective investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948) (as amended) (the “FIEL”), and each of the underwriters and each of its affiliates has represented and agreed that it has not offered or sold, and it will not offer or sell, directly or indirectly, any of the notes in or to residents of Japan or to any persons for reoffering or resale, directly or indirectly in Japan or to any resident of Japan, except pursuant to any exemption from the registration requirements of and otherwise in compliance with, the FIEL available thereunder and in compliance with the other relevant laws and regulations of Japan.

Notice to prospective investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than: (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except: (i) to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (ii) where no consideration is or will be given for the transfer; (iii) where the transfer is by operation of law; (iv) as specified in Section 276(7) of the SFA; or (v) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore Securities and Futures Act Product Classification – Solely for the purposes of its obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, the issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to prospective investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the notes may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the notes without disclosure to investors under Chapter 6D of the Corporations Act.

The notes applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring notes must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to prospective investors in Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Rule 2.3 (Offered Securities Rules) of the Markets Rules (MKT) VER15/07-19 of the Dubai Financial Services Authority (“DFSA”). This

prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. This prospectus supplement relates to an Exempt Offer, which is not subject to any form of regulation or approval by the DFSA. The DFSA has no responsibility for reviewing or verifying any prospectus or documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to prospective investors in Taiwan

The notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the notes in Taiwan.

Notice to prospective investors in the United Arab Emirates

The offering of the notes has not been approved or licensed by the UAE Central Bank, the UAE Securities and Commodities Authority (“SCA”), the Dubai Financial Services Authority (“DFSA”) or any other relevant licensing authorities in the UAE, and the notes may not be offered to the public in the UAE (including the DIFC). This prospectus supplement is being issued to a limited number of institutional and individual investors:

(a) who meet the criteria of a “Qualified Investor” as defined in the SCA Board of Directors Decision No. 3 R.M. of 2017 (but excluding subparagraph 1(d) in the “Qualified Investor” definition relating to natural persons);

(b) upon their request and confirmation that they understand that the notes have not been approved or licensed by or registered with the UAE Central Bank, the SCA, DFSA or any other relevant licensing authorities or governmental agencies in the UAE; and

(c) upon their confirmation that they understand that the prospectus supplement must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose.

LEGAL MATTERS

The validity of the notes and the guarantees offered hereby and certain other legal matters will be passed upon for us by Sidley Austin LLP, Chicago, Illinois. Certain matters under Maryland and Virginia law will be passed upon by DLA Piper LLP (US). Certain matters under Wisconsin law will be passed upon by FisherBroyles, LLP. Certain legal matters related to the notes offered hereby will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York.

EXPERTS

The consolidated financial statements of CDW Corporation and its subsidiaries appearing in CDW Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2023, and the effectiveness of CDW Corporation and its subsidiaries’ internal control over financial reporting as of December 31, 2023, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the SEC. In addition, we have filed with the SEC a Registration Statement on Form S-3 relating to the securities covered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus, which form a part of the registration statement, do not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement and the exhibits and schedules filed therewith and in our reports and other information incorporated by reference herein. Any statements made in this prospectus supplement and the accompanying prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

Our SEC filings are available on the SEC’s website at http://www.sec.gov. You may access our recent Registration Statements on Form S-3 and our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. We also maintain a website at http://www.cdw.com. Except for the information incorporated by reference as noted below, our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus supplement or the accompanying prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows the “incorporation by reference” of the information filed by us with the SEC into this prospectus supplement and the accompanying prospectus, which means that important information can be disclosed to you by referring you to those documents and those documents will be considered part of this prospectus supplement and the accompanying prospectus. Information that we file later with the SEC will automatically update and supersede the previously filed information. The documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents deemed to be “furnished” or not deemed to be “filed,” including the portions of these documents that are either (1) described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items) are incorporated by reference herein:

•	Our Annual Report on Form 10-K for the year ended December 31, 2023 filed on February 26, 2024.

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024, filed on May 1, 2024, and July 31, 2024, respectively.

•

The portions of our Definitive Proxy Statement on Schedule 14A filed on April 10, 2024 that are incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2023.

•	Our Current Reports on Form 8-K filed on May 24, 2024, and with respect to Item 8.01 only, February 7, 2024, May 1, 2024 and July 31, 2024.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement or the accompanying prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus supplement or the accompanying prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus. Our Commission File Number is 001-35985.

If you make a request for such information in writing or by telephone, we will provide you, without charge, a copy of any or all of the information incorporated by reference into this prospectus supplement or the accompanying prospectus. Any such request should be directed to:

CDW Corporation

200 N. Milwaukee Avenue

Vernon Hills, Illinois 60061

(847) 465-6000

Attention: Investor Relations

PROSPECTUS

CDW CORPORATION

Common Stock

Preferred Stock

Depositary Shares

Warrants

Subscription Rights

Debt Securities

Guarantees of Debt Securities

Share Purchase Contracts

Share Purchase Units

CDW LLC

CDW FINANCE CORPORATION

Debt Securities

Guarantees of Debt Securities

CDW Corporation, CDW LLC and CDW Finance Corporation may offer and sell, from time to time, in one or more offerings, any combination of securities we describe in this prospectus. This prospectus also covers guarantees, if any, of our obligations under any debt securities, which may be given by CDW Corporation and/or one or more of our subsidiaries specified in this prospectus or any prospectus supplement. In addition, any selling stockholders to be named in a prospectus supplement may offer and sell, from time to time, in one or more offerings, shares of our common stock. The securities may be offered and sold to or through one or more underwriters, dealers and agents, or directly to purchasers, on a delayed or continuous basis.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in one or more supplements to this prospectus.

To the extent that any selling stockholder resells any securities, the selling stockholder may be required to provide you with the prospectus and a prospectus supplement identifying and containing specific information about the selling stockholder and the terms of the securities being offered.

Before investing, you should carefully read this prospectus and any related prospectus supplement.

CDW Corporation’s common stock is listed on the Nasdaq Global Select Market under the symbol “CDW.” If we decide to list or seek a quotation for any other securities, the prospectus supplement relating to those securities will disclose the exchange or market on which those securities will be listed or quoted.

Investing in our securities involves risks. You should refer to “Risk Factors” on page 2 of this prospectus and the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission on February 24, 2023 (which is incorporated by reference herein) and our other periodic reports and other information that we file with the Securities and Exchange Commission incorporated by reference in this prospectus and the applicable prospectus supplement and carefully consider that information before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 2, 2023.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we and/or any selling stockholders may sell any combination of the securities described in this prospectus in one or more offerings from time to time. This prospectus provides you with a general description of the securities we and/or any selling stockholders may offer. Each time we and/or any selling stockholders sell securities under this shelf registration, a prospectus supplement will be provided that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Therefore, if there is any inconsistency between the information contained or incorporated by reference in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement (including any information incorporated by reference therein). You should read both this prospectus and any prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

We and/or any selling stockholders have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. This prospectus and the accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

Unless the context otherwise requires or as otherwise expressly stated, references in this prospectus to the “Company,” “we,” “us” and “our” and similar terms refer to CDW Corporation and its consolidated subsidiaries. References to our “common stock” or our “preferred shares” refer to the common stock or preferred stock of CDW Corporation.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. In addition, we have filed with the SEC a Registration Statement on Form S-3 relating to the securities covered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement and the exhibits filed therewith and in our reports and proxy statements and other information incorporated by reference herein. Any statements made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Our SEC filings are available to you on the SEC’s website at http://www.sec.gov and through the Nasdaq Global Select Market, 165 Broadway, New York, New York 10006, on which our common stock is listed.

We maintain a website at http://www.cdw.com. You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Except for the information incorporated by reference as noted below, our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows the “incorporation by reference” of the information filed by us with the SEC into this prospectus, which means that important information can be disclosed to you by referring you to those documents and those documents will be considered part of this prospectus. Information that we file later with the SEC will automatically update and supersede the previously filed information. The documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents deemed to be “furnished” or not deemed to be “filed,” including the portions of these documents that are either (1) described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items) after the date of this prospectus and prior to the termination of the offerings under this prospectus are incorporated by reference herein:

•	Our Annual Report on Form 10-K for the year ended December 31, 2022 filed on February 24, 2023.

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023, filed on May 3, 2023 and August 2, 2023.

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Our Current Reports on Form 8-K or Form 8-K/A, as applicable, filed on January  5, 2023, February 9, 2023, March  28, 2023, May 22, 2023 and August 1, 2023 and with respect to Item  8.01 only, February 8, 2023, May  3, 2023 and August 2, 2023.

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The description of our common stock, par value $0.01 per share, as contained in the Registration Statement on Form S-1 (File No.  333-187472), originally filed with the SEC on March 22, 2013 including any amendment or report filed for the purpose of updating such description.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Our Commission File Number is 001-35985.

If you make a request for such information in writing or by telephone, we will provide you, without charge, a copy of any or all of the information incorporated by reference into this prospectus. Any such request should be directed to:

CDW Corporation

200 N. Milwaukee Avenue

Vernon Hills, Illinois 60061

(847) 465-6000

Attention: Investor Relations

You should rely only on the information contained in, or incorporated by reference in, this prospectus. We have not authorized anyone else to provide you with different or additional information. This prospectus does not offer to sell or solicit any offer to buy any securities in any jurisdiction where the offer or sale is unlawful. You should not assume that the information in this prospectus or in any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document.

FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein may contain “forward-looking statements” within the meaning of the federal securities laws. All statements other than statements of historical fact included in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein are forward-looking statements. These statements relate to analyses and other information, which are based on forecasts of future results or events and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies. We claim the protection of The Private Securities Litigation Reform Act of 1995 for all forward-looking statements in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein.

These forward-looking statements are identified by the use of terms and phrases such as “anticipate,” “assume,” “believe,” “estimate,” “expect,” “goal,” “intend,” “plan,” “potential,” “predict,” “project,” “target” and similar terms and phrases or future or conditional verbs such as “could,” “may,” “should,” “will,” and “would.” However, these words are not the exclusive means of identifying such statements. Although we believe that our plans, intentions and other expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure you that we will achieve those plans, intentions or expectations. All forward-looking statements are subject to risks and uncertainties that may cause actual results or events to differ materially from those that we expected.

Important factors that could cause actual results or events to differ materially from our expectations, or cautionary statements, are disclosed under the section entitled “Risk Factors” included in our most recent Annual Report on Form 10-K and from time to time in our subsequent Quarterly Reports on Form 10-Q and our other SEC filings. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements contained in the section entitled “Risk Factors” included in our most recent Annual Report on Form 10-K as well as other cautionary statements that are made from time to time in our other SEC filings and public communications. You should evaluate all forward-looking statements made in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein in the context of these risks and uncertainties.

We caution you that the important factors referenced above may not reflect all of the factors that could cause actual results or events to differ from our expectations. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our operations in the way we expect. The forward-looking statements included or incorporated by reference herein are made only as of the date hereof or, with respect to any documents incorporated by reference, available at the time such document was prepared or filed with the SEC. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

OUR COMPANY

We are a Fortune 500 company, member of the S&P 500 Index, and a leading multi-brand provider of information technology (“IT”) solutions to small, medium and large business, government, education and healthcare customers in the United States, the United Kingdom and Canada. Our broad array of offerings ranges from discrete hardware and software products to integrated IT solutions and services that include on-premise and cloud capabilities across hybrid infrastructure, digital experience and security.

We are vendor, technology and consumption model “agnostic,” with a solutions portfolio including more than 100,000 products and services from more than 1,000 leading and emerging brands. Our solutions are delivered in physical, virtual and cloud-based environments through approximately 10,600 customer-facing coworkers, including sellers, highly-skilled technology specialists and advanced service delivery engineers. We are a leading sales channel partner for many original equipment manufacturers, software publishers and cloud providers (collectively, our “vendor partners”), whose products we sell or include in the solutions we offer. We provide our vendor partners with a cost-effective way to reach customers and deliver a consistent brand experience through our established end-market coverage, technical expertise and extensive customer access.

CDW Corporation is a Delaware corporation. CDW LLC is an Illinois limited liability company and a subsidiary of CDW Corporation. CDW Finance Corporation is a Delaware corporation and a subsidiary of CDW Corporation. Our principal executive offices are located at 200 N. Milwaukee Avenue, Vernon Hills, Illinois 60061, and our telephone number at that address is (847) 465-6000. Our website is located at http://www.cdw.com. The information contained on that site, or connected to that site, is not incorporated into and is not a part of this prospectus.

RISK FACTORS

Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q. Our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks.

GUARANTOR DISCLOSURES

CDW Corporation and certain of CDW LLC’s direct and indirect, wholly-owned, domestic subsidiaries (the “Guarantor Subsidiaries”) may guarantee debt securities of CDW LLC and CDW Finance Corporation as described in “Description of Debt Securities and Guarantees” in this prospectus and as further described in an applicable prospectus supplement. Any such guarantees by CDW Corporation and the Guarantor Subsidiaries will be joint and several, and full and unconditional; provided that guarantees by the Guarantor Subsidiaries are subject to certain customary release provisions contained in the indentures.

We have filed this prospectus with the SEC registering, among other securities, debt securities of CDW LLC and CDW Finance Corporation, which will be fully and unconditionally guaranteed by the Company. Under Rule 3-10 of Regulation S-X, separate consolidated financial statements of our CDW LLC and CDW Finance Corporation have not been presented.

As permitted by Rule 13-01 of Regulation S-X, in lieu of providing such separate consolidated financial statements, we have presented the following supplemental summarized Balance Sheet information as of December 31, 2022 and December 31, 2021, and Statement of Operations information for the years ended December 31, 2022 and 2021 for the accounts of the CDW LLC, CDW Finance Corporation and the accounts of the Guarantor Subsidiaries (the “Obligor Group”). The financial information of the Obligor Group is presented on a combined basis and the intercompany balances and transactions between the Obligor Group have been eliminated.

Balance Sheet Information

	December 31,
(dollars in millions)	2022	2021
Current assets	$5,588.3	$4,584.1
Goodwill	3,939.7	2,373.1
Other assets	2,032.6	1,017.3

Total Non-current assets	5,972.3	3,390.4

Current liabilities	4,369.3	3,393.0
Long-term debt	5,792.9	6,534.6
Other liabilities	641.9	562.4

Total Long-term liabilities	6,434.8	7,097.0

Statements of Operations Information

	Year Ended December 31,
(dollars in millions)	2022	2021
Net sales	$20,741.8	$17,979.4
Gross profit	4,156.6	3,078.0
Operating income	1,584.7	1,301.9
Net income	1,005.8	921.3

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities for general corporate purposes, which may include capital expenditures, working capital, acquisitions, investments and the repayment of indebtedness. Pending these uses, the net proceeds may also be temporarily invested in short- and medium-term investments, including, but not limited to, marketable securities.

We will not receive any proceeds from the sale of common stock by any selling stockholders.

DESCRIPTION OF CAPITAL STOCK

The following summary of certain provisions of our capital stock does not purport to be complete and is subject to our amended and restated certificate of incorporation (the “Certificate of Incorporation”), our amended and restated bylaws (the “Bylaws”) and provisions of applicable law. Copies of our Certificate of Incorporation and Bylaws are incorporated by reference into the registration statement, of which this prospectus is a part.

Authorized Capital Stock

Our authorized capital stock consists of 1,000,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock Voting Rights

Each holder of common stock is entitled to one vote per share on each matter submitted to a vote of stockholders. Our Bylaws provide that the presence, in person or by proxy, of holders of a majority in voting power of the outstanding capital stock entitled to vote at a stockholders’ meeting shall constitute a quorum. When a quorum is present, the affirmative vote of the majority of voting power of capital stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter is required to take action, unless otherwise specified by law or our Certificate of Incorporation. There are no cumulative voting rights.

Common Stock Dividend Rights

Each holder of shares of common stock is entitled to receive such dividends and other distributions in cash, stock or property as may be declared by our board of directors (“Board”) from time to time out of our assets or funds legally available for dividends or other distributions. These rights are subject to the preferential rights of any other class or series of our preferred stock that we may designate and issue in the future.

The Delaware General Corporation Law (the “DGCL”) permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, remaining capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Declaration and payment of any dividend will be subject to the discretion of the Board. The time and amount of dividends will be dependent upon our results of operations, financial condition, business prospects, capital requirements, contractual restrictions (including in current or future agreements governing our indebtedness), restrictions imposed by applicable law, tax considerations and other factors that the Board deems relevant.

Since the fourth quarter of 2013, we have paid a quarterly cash dividend on our common stock and we currently expect to continue to pay a cash dividend on our common stock. However, any determination to pay dividends in the future will be at the discretion of our board of directors.

Other Rights

Each holder of common stock is subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock that we may designate and issue in the future. Holders of common stock will have no preemptive, conversion or other rights to subscribe for additional shares.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our common stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of our debts and other liabilities. If we have any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences. In either such case, we must pay the applicable distribution to the holders of our preferred stock before we may pay distributions to the holders of our common stock.

Preferred Stock

The Board has the authority to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series and to fix the designations, preferences, privileges and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the DGCL. The issuance of our preferred stock could have the effect of decreasing the trading price of our common stock, restricting dividends on our capital stock, diluting the voting power of our common stock, impairing the liquidation rights of our capital stock, or delaying or preventing a change in control of our company. At present, we have no plans to issue preferred stock.

Anti-Takeover Effects of the Certificate of Incorporation and Bylaws

The Certificate of Incorporation and Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the Board, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the Board the power to discourage acquisitions that some stockholders may favor.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock will make it possible for the Board to issue preferred stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

Stockholder Action by Written Consent

The Certificate of Incorporation provides that any action required or permitted to be taken by our stockholders may be effected only at a duly called annual or special meeting of the stockholders and cannot be taken by written consent in lieu of a meeting.

Special Meeting of Stockholders and Advance Notice Requirements for Stockholder Proposals

The Certificate of Incorporation and Bylaws provide that, except as otherwise required by law, special meetings of the stockholders can only be called (i) by or at the direction of the Board pursuant to a written resolution adopted by the affirmative vote of the majority of the total number of directors that we would have if there were no vacancies or (ii) subject to the requirements and limitations of the Bylaws, by the Secretary, the Chair of the Board or the Board of Directors upon the written request of one or more stockholders entitled to cast on the matter(s) to be brought before a special meeting requested by one or more stockholders pursuant to Section 3 of the Bylaws not less than twenty five percent (25%) of the voting power of all outstanding shares as of the date of the request, which request complies with the procedures for calling a special meeting of stockholders as set forth in the Bylaws, as may be amended from time to time. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of the meeting.

In addition, the Bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the Board, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice, in proper form to our secretary, of the stockholder’s intention to bring such business before the meeting.

These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.

Business Combinations with Interested Stockholders

We are subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner.

Exclusive Jurisdiction of Certain Actions

The Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers. The enforceability of similar exclusive jurisdiction provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the exclusive jurisdiction provision contained in the Certificate of Incorporation to be inapplicable or unenforceable in such action.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Listing

Our common stock is listed on the Nasdaq Global Select Market under the trading symbol “CDW.”

DESCRIPTION OF DEPOSITARY SHARES

The following description of the depositary shares and the terms of the deposit agreement is a summary. It summarizes only those aspects of the depositary shares and those portions of the deposit agreement that we believe will be most important to your decision to invest in our depositary shares. There may be other provisions in the deposit agreement that are also important to you. You should read the deposit agreement for a full description of the terms of the depositary shares. The form of the deposit agreement will be filed or incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

The particular terms of the depositary shares offered by any prospectus supplement and the extent to which the general provisions described below may apply to such depositary shares will be outlined in the applicable prospectus supplement.

General

We may elect to offer fractional interests in preferred shares, rather than offer whole preferred shares. If we choose to do this, we will provide for the issuance by a depositary to the public of receipts for depositary shares. Each depositary share will represent fractional interests of a particular series of preferred shares.

The shares of any series of preferred shares underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company, which we will select. The bank or trust company must have its principal office in the United States and a combined capital and surplus of at least $50,000,000. The prospectus supplement relating to a series of depositary shares will state the name and address of the depositary. Unless otherwise provided by the deposit agreement, each owner of depositary shares will be entitled, in proportion to the applicable fractional interests in preferred shares underlying the depositary shares, to all the rights and preferences of the preferred stock underlying the depositary shares including dividend, voting, redemption, conversion and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional interests in shares of the related series of preferred shares in accordance with the terms of the offering described in the related prospectus supplement.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received in respect of preferred shares to the record holders of depositary shares relating to the preferred shares in proportion to the numbers of the depositary shares owned by the holders on the relevant record date. The depositary will distribute only an amount, however, that can be distributed without attributing to any holder of depositary shares a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary shares.

If there is a non-cash distribution, the depositary will distribute property received by it to the record holders of depositary shares entitled to it, unless the depositary determines that it is not feasible to make the distribution. If this happens, the depositary may, with our approval, sell the property and distribute the net sale proceeds to the holders. The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights that we offer to holders of the preferred stock will be made available to the holders of depositary shares.

Redemption of Depositary Shares

If a series of the preferred shares underlying the depositary shares is redeemed in whole or in part, the depositary shares will be redeemed from the redemption proceeds received by the depositary. The depositary will mail notice of redemption not less than 30, and not more than 60, days before the date fixed for redemption to the record holders of the depositary shares to be redeemed at their addresses appearing in the depositary’s books. The redemption price for each depositary share will be equal to the applicable fraction of the redemption price for each share payable with respect to the series of the preferred shares. Whenever we redeem preferred shares held by the depositary, the depositary will redeem on the same redemption date the number of depositary shares relating to the preferred shares so redeemed. If less than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionally as may be determined by the depositary.

After the date fixed for redemption, the depositary shares called for redemption will no longer be considered outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the cash, securities or other property payable upon the redemption and any cash, securities or other property to which the holders of the redeemed depositary shares were entitled upon surrender to the depositary of the depositary receipts evidencing the depositary shares.

The amount distributed in any of the foregoing cases will be reduced by any amount required to be withheld by us or the depositary on account of any taxes.

Voting the Preferred Shares

Upon receipt of notice of any meeting at which the holders of the preferred shares are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares relating to the preferred shares. Each record holder of depositary shares on the record date, which will be the same date as the record date for the preferred shares, will be entitled to instruct the depositary how to exercise the voting rights pertaining to the number of preferred shares underlying the holder’s depositary shares. The depositary will endeavor, to the extent practicable, to vote the number of preferred shares underlying the depositary shares in accordance with these instructions, and we will agree to take all action which the depositary may consider necessary in order to enable the depositary to vote the shares. The depositary will abstain from voting preferred shares to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred shares.

Amendment and Termination of Depositary Agreement

We may enter into an agreement with the depositary at any time to amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement. However, the holders of a majority of the depositary shares must approve any amendment which materially and adversely alters the rights of the existing holders of depositary shares. We or the depositary may terminate the deposit agreement only if (a) all outstanding depositary shares issued under the agreement have been redeemed or (b) a final distribution in connection with any liquidation, dissolution or winding up has been made to the holders of the depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preferred shares and any redemption of the preferred shares. Holders of depositary shares will pay transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to resign, and we may at any time remove the depositary. Any resignation or removal will take effect when a successor depositary has been appointed and has accepted the appointment. Appointment must occur within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The depositary will forward to the holders of depositary shares all reports and communications that we deliver to the depositary and that we are required to furnish to the holders of the preferred shares. Neither the depositary nor we will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. The obligations of us and the depositary under the deposit agreement will be limited to performance in good faith of their duties under the agreement and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred shares unless the holders provide them with satisfactory indemnity. They may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents they believe to be genuine.

DESCRIPTION OF WARRANTS

The following description of the warrants and terms of the warrant agreement is a summary. It summarizes only those aspects of the warrants and those portions of the warrant agreement which we believe will be most important to your decision to invest in our warrants. There may be other provisions in the warrant agreement and the warrant certificate relating to the warrants which are also important to you. You should read these documents for a full description of the terms of the warrants. The forms of the warrant agreement and the warrant certificate will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

General

We may issue warrants to purchase debt or equity securities. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include, but are not limited to, the following:

•	the title of the warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the price or prices at which the warrants will be issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	the terms of any mandatory or optional redemption provisions relating to the warrants;

•	the terms of any right we have to accelerate the exercise of the warrants upon the occurrence of certain events;

•	if the warrants will be sold with any other securities, and the date, if any, on and after which those warrants and any other securities will be transferable;

•	the identity of the warrant agent;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants which may be exercised at any time; and

•	information with respect to book-entry procedures, if any.

Exercise of Warrants

Each warrant will entitle the holder of warrants to purchase for cash the amount of debt or equity securities, at the exercise price stated or determinable in the prospectus supplement for the warrants. Warrants may be exercised at any time up to the close of business on the expiration date shown in the prospectus supplement relating to the warrants, unless otherwise specified in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as described in the prospectus supplement relating to the warrants. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as possible, forward the debt or equity securities that the warrant holder has purchased. If the warrant holder exercises the warrant for less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants.

DESCRIPTION OF SUBSCRIPTION RIGHTS

This section describes the general terms of the subscription rights to purchase common stock or other securities that we may offer to stockholders using this prospectus. The following description is only a summary and does not purport to be complete. You must look at the applicable forms of subscription agent agreement and subscription certificate for a full understanding of all terms of any series of subscription rights. The forms of the subscription agent agreement and the subscription certificate will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

General

Subscription rights may be issued independently or together with any other security and may or may not be transferable. As part of the rights offering, we may enter into a standby underwriting or other arrangement under which the underwriters or any other person would purchase any securities that are not purchased in such rights offering. If we issue subscription rights, they may be governed by a separate subscription agent agreement that we will sign with a bank or trust company, as rights agent, that will be named in the applicable prospectus supplement. The rights agent will act solely as our agent and will not assume any obligation to any holders of rights certificates or beneficial owners of rights.

In general, a right entitles the holder to purchase for cash a specific number of shares of common stock or other securities at a specified exercise price. The rights are normally issued to stockholders as of a specific record date, may be exercised only for a limited period of time and become void following the expiration of such period. If we determine to issue subscription rights, we will accompany this prospectus with a prospectus supplement that will describe, among other things:

•	the record date for stockholders entitled to receive the rights;

•	the number of shares of common stock or other securities that may be purchased upon exercise of each right;

•	the exercise price of the rights;

•	whether the rights are transferable;

•	the period during which the rights may be exercised and when they will expire;

•	the steps required to exercise the rights;

•	the price, if any, for the subscription rights;

•	the number of subscription rights issued;

•	the terms of the shares of common stock or shares of preferred stock, debt securities or depositary shares;

•	the extent to which the subscription rights are transferable;

•	if applicable, the material terms of any standby underwriting or other arrangement entered into by us in connection with the offering of subscription rights;

•	the other terms of the subscription rights, including the terms, procedures and limitations relating to the exercise of the subscription rights;

•	whether the rights include “oversubscription rights” so that the holder may purchase more securities if other holders do not purchase their full allotments;

•

whether we intend to sell the shares of common stock or other securities that are not purchased in the rights offering to an underwriter or other purchaser under a contractual “standby” commitment or other arrangement; and

•	any applicable United States federal income tax considerations.

If fewer than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

The following description discusses the general terms and provisions of the debt securities that we may offer under this prospectus. The debt securities may be issued as senior debt securities or subordinated debt securities. The indebtedness represented by the senior debt securities will rank equally with all of our other unsecured and unsubordinated debt. The senior debt securities will, however, be subordinated in right of payment to all of our secured indebtedness to the extent of the value of the assets securing that indebtedness. The indebtedness represented by the subordinated debt securities will rank junior and be subordinate in right of payment to the prior payment in full of our senior debt, to the extent and in the manner set forth in the applicable prospectus supplement for the securities.

Unless otherwise specified in the applicable prospectus supplement, the senior debt securities and the subordinated debt securities will be issued by CDW LLC and CDW Finance Corporation and will be guaranteed by CDW Corporation and/or one or more of our domestic subsidiaries. The senior debt securities and the subordinated debt securities will be issued under indenture(s) between us and one or more United States banking institutions. Unless otherwise specified in the applicable prospectus supplement, the trustee under the indentures will be U.S. Bank National Association.

The form of the indenture is filed as an exhibit to the registration statement of which this prospectus is a part. The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act, and may be supplemented or amended from time to time following its execution. The form of the indenture gives us broad authority to set the particular terms of each series of debt securities, including the right to modify certain of the terms contained in the indenture. The particular terms of a series of debt securities and the extent, if any, to which the particular terms of the issue modify the terms of the form of indenture will be described in the prospectus supplement relating to such series of debt securities.

CDW LLC and CDW Finance Corporation may also issue additional senior debt securities under the indenture governing their 5.500% Senior Notes due December 2024 (the “December 2024 Senior Notes”), the indenture governing their 4.125% Senior Notes due May 2025 (the “May 2025 Senior Notes”), the indenture governing their 2.670% Senior Notes due December 2026 (the “December 2026 Senior Notes”), the indenture governing their 4.250% Senior Notes due April 2028 (the “April 2028 Senior Notes”), the indenture governing their 3.276% Senior Notes due December 2028 (the “December 2028 Senior Notes”), the indenture governing their 3.250% Senior Notes due February 2029 (the “February 2029 Senior Notes”), or the indenture governing their 3.569% Senior Notes due December 2031 (the “December 2031 Senior Notes”), which will have terms substantially identical in all material respects to the December 2024 Senior Notes, the May 2025 Senior Notes, the December 2026 Senior Notes, the April 2028 Senior Notes, the December 2028 Senior Notes, the February 2029 Senior Notes, or the December 2031 Senior Notes, respectively, and which will be guaranteed by CDW Corporation and certain of our domestic subsidiaries that are guarantors under our senior unsecured term loan facility. The notes issued under any such series and any additional notes issued under such series will be treated as a single class for all purposes of the indenture governing such series. The indentures governing the December 2024 Senior Notes, the May 2025 Senior Notes, the December 2026 Senior Notes, the April 2028 Senior Notes, the December 2028 Senior Notes, the February 2029 Senior Notes and the December 2031 Senior Notes are filed as exhibits to the registration statement of which this prospectus is a part.

The following summary describes selected provisions of the form of indenture. This summary does not describe every aspect of the debt securities or the indenture and is subject to, and qualified in its entirety by reference to, all the provisions of the indenture, including the terms defined in the indenture. We urge you to read the indenture in its entirety. This summary is also subject to, and qualified in its entirety by reference to, the description of the particular debt securities in the applicable prospectus supplement.

General

The indenture provides that we will be able to issue an unlimited aggregate principal amount of debt securities under the indentures, in one or more series, and in any currency or currency units. We are not required to issue all debt securities of one series at the same time and, unless otherwise provided, we may reopen a series, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of that series.

Prior to the issuance of each series of debt securities, the terms of the particular securities will be specified in a supplemental indenture or a resolution of our board of directors or in one or more officers’ certificates pursuant to a board resolution. We will describe in the applicable prospectus supplement the terms of the debt securities being offered, including:

•	the title, and the price at which we will sell, the offered debt securities;

•	whether the offered debt securities are senior debt securities or subordinated debt securities;

•	the aggregate principal amount of the offered debt securities;

•	the date or dates on which principal will be payable or how to determine such date or dates;

•	the rate or rates or method of determination of interest;

•	the date from which interest will accrue;

•	the dates on which interest will be payable and any record dates for the interest payable on the interest payment dates;

•	the place of payment on the offered debt securities;

•

any obligation or option we have to redeem, purchase or repay the offered debt securities, or any option of the registered holder to require us to redeem, repurchase or repay offered debt securities, and the terms and conditions upon which the offered debt securities will be redeemed, purchased or repaid;

•

the currency or currencies, including composite currencies or currency units, in which payment of the principal of (or premium, if any) or interest, if any, on any of the offered debt securities will be payable if other than the currency of the United States of America;

•	whether the securities are to be guaranteed and the terms of any guarantees;

•	any index, formula or other method used to determine the amount of principal, premium, if any, or interest;

•	applicable material federal income tax considerations;

•	our right, if any, to defer payment of interest and the maximum length of this deferral period;

•	whether the offered debt securities are defeasible;

•	any addition to or change in the events of default;

•	any addition to or change in the covenants in the indenture;

•	the terms of any right to convert the offered debt securities into common shares; and

•	any other terms of the offered debt securities not inconsistent with the provisions of the indenture.

The general provisions of the indentures do not contain any provisions that would limit our ability or the ability of our subsidiaries to incur indebtedness or that would afford holders of our debt securities protection in the event of a highly leveraged or similar transaction involving us or any of our subsidiaries. Please refer to the applicable prospectus supplement for information with respect to any deletions from, modifications of or additions to, the events of default described below that are applicable to the offered debt securities or any covenants or other provisions providing event risk or similar protection.

Payment

Unless we state otherwise in the applicable prospectus supplement, we will pay interest on a debt security on each interest payment date to the person in whose name the debt security is registered as of the close of business on the regular record date relating to the interest payment date.

Unless we state otherwise in the applicable prospectus supplement, we will pay principal of and any premium on the debt securities at stated maturity, upon redemption or otherwise, upon presentation of the debt securities at the office of the trustee, as our paying agent, or at other designated places. Any other paying agent initially designated for the debt securities of a particular series will be identified in the applicable prospectus supplement.

Forms, Transfers and Exchanges

The debt securities of each series will be issued only in fully registered form, without interest coupons. Unless we state otherwise in the applicable prospectus supplement, the debt securities will be issued in denominations of $2,000 each and integral multiples of $1,000 in excess of $2,000.

Subject to the terms of the indenture and the limitations applicable to global securities, you may exchange or transfer debt securities at the corporate trust office of the trustee or at any other office or agency maintained by us for that purpose, without the payment of any service charge, except for any tax or governmental charge.

Global Securities

The debt securities of any series may be issued, in whole or in part, by one or more global certificates that will be deposited with the depositary identified in the applicable prospectus supplement.

No global security may be exchanged in whole or in part for the debt securities registered in the name of any person other than the depositary for that global security or any nominee of that depositary except in the following circumstances or as otherwise provided in the applicable prospectus supplement. The depositary may discontinue providing its services as depositary with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, certificates are required to be printed and delivered. In addition, we may decide to discontinue use of the system of book-entry-only transfers through a depositary. In that event, certificates will be printed and delivered to the depositary.

Unless otherwise stated in any prospectus supplement, The Depository Trust Company (“DTC”) will act as depositary. Beneficial interests in global certificates will be shown on, and transfers of global certificates will be effected only through records maintained by DTC and its participants.

Events of Default

Unless otherwise specified in the applicable prospectus supplement, an event of default occurs with respect to debt securities of any series if:

•	we default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the debt securities;

•	we default in the payment when due of interest on or with respect to the debt securities and such default continues for a period of 30 days;

•

we default in the performance of, or breach any covenant, warranty or other agreement contained in, the indenture (other than a default in the performance or breach of a covenant, warranty or agreement which is specifically dealt with in the immediately preceding two bullets) and such default or breach continues for a period of 60 days after the notice specified below or 90 days with respect to the covenant described under Section 4.03 of the indenture;

•	certain events of bankruptcy affecting us;

•

if Article X of the indenture is made applicable with respect to such debt securities, the guarantee of CDW Corporation ceases to be in full force and effect (except as contemplated by the terms hereof); or

•	CDW Corporation denies or disaffirms its obligations under any indenture or guarantee, other than by reason of the release of the guarantee in accordance with the terms of any indenture.

If an event of default (other than an event of default with respect to certain events of bankruptcy affecting us) shall occur and be continuing, the trustee acting at the written direction of the holders of at least 25% in aggregate principal amount of the then total outstanding debt securities of an affected series may declare the principal of the debt securities and any accrued interest on the debt securities to be due and payable by notice in writing to us and the trustee specifying the respective event of default and that it is a “notice of acceleration,” and the same shall become immediately due and payable.

Upon such declaration of acceleration, the aggregate principal amount of, and accrued and unpaid interest, if any, on all of the outstanding debt securities shall ipso facto become and be immediately due and payable in cash without any declaration or other act on the part of the trustee or any holder of the debt securities. After such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of such outstanding debt securities may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the nonpayment of accelerated principal of or interest on such debt securities, have been cured or waived as provided in the indenture.

The holders of a majority in aggregate principal amount of the debt securities then outstanding by written notice to the trustee may waive any existing default or event of default and its consequences:

•	if the rescission would not conflict with any judgment or decree;

•	if all existing events of default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

•

to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

•	if we have paid the trustee its reasonable compensation and reimbursed the trustee for its expenses, disbursements and advances; and

•

in the event of the cure or waiver of an event of default of the type related to certain events of bankruptcy affecting us, the trustee shall have received an officers’ certificate and an opinion of counsel that such event of default has been cured or waived.

No such rescission shall affect any subsequent default or impair any right consequent thereto.

If an event of default of the type related to certain events of bankruptcy affecting us with respect to us occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest, if any, on all of the outstanding debt securities shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of the securities.

No holder of any debt security will have any right to institute any proceeding with respect to the debt securities or for any remedy thereunder, unless such holder shall have previously given the trustee written notice of a continuing event of default and unless also the holders of at least 25% in aggregate principal amount of the then outstanding debt securities shall have made written request, and offered reasonable indemnity satisfactory to the trustee, to the trustee to institute such proceeding as trustee, and the trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding debt securities a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. Such limitations do not apply, however, to a suit instituted by a holder of a debt security for enforcement of payment of the principal of (and premium, if any) or interest on such debt security on or after the respective due dates expressed in such debt security.

The holders of not less than a majority in aggregate principal amount of the issued and then outstanding debt securities of the affected series by notice to the trustee may on behalf of the holders of all of the debt securities waive any existing default or event of default under the indenture, and its consequences, except a default in the payment of the principal of, premium, if any, or interest on such debt securities. Upon such waiver such default shall cease to exist with respect to the applicable series, and any event of default arising therefrom shall be deemed to have been cured with respect to the applicable series for every purpose of this indenture; but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

Holders of the debt securities may not enforce the indenture or such debt securities except as provided in such indenture and under the Trust Indenture Act. Subject to the provisions of the indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders of the debt securities, unless such holders have offered to the trustee reasonable indemnity satisfactory to the trustee. Subject to all provisions of the indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding debt securities of a series issued under the Indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

We are required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any default or event of default, we are required to promptly deliver to the trustee a statement specifying such default or event of default (unless such default or event of default has been cured prior to such time).

Merger or Consolidation

The indenture provides that we may not consolidate or merge with or into another person, whether or not we are the surviving entity, and that we may not sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of our properties and assets in one or more related transactions, to another person, unless:

•

we are the surviving corporation; or the person formed by or surviving such consolidation or merger (if other than us) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state of the United States, the District of Columbia or any territory thereof;

•	the successor company (if other than us) assumes all of our obligations under the debt securities and the indenture pursuant to agreements reasonably satisfactory to the trustee;

•	immediately after such transaction, no default or event of default exists; and

•

each guarantor (except if it is party to the transactions described above, in which case the second bullet above shall apply) shall have by supplemental indenture confirmed that its guarantee shall apply to such person’s obligations under the debt securities and the indenture.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of our assets or a guarantor in accordance with the indenture, the successor corporation formed shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of the indenture referring to us shall refer instead to the successor corporation), and shall exercise every right and power of, us under the indenture with the same effect as if such successor person had been named as us; provided that the we shall not be relieved from the obligation to pay the principal of and interest on the debt securities except in the case of a sale, assignment, transfer, conveyance or other disposition of all of our assets.

Modification or Waiver

Without the consent of any holder, we and the trustee may modify the indenture for any of the following purposes:

•	to cure any ambiguity, omission, mistake, defect or inconsistency, as certified by us;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•

to provide for the assumption by a successor company or a successor company of a guarantor, as applicable, of our or such guarantor’s obligations under the indenture, the debt securities or any guarantee;

•

to make any change that would provide any additional rights or benefits to the holders of debt securities or that does not adversely affect the legal rights under the indenture of any such holder; provided that such changes pursuant to this clause shall not adversely affect the interests of the holders in any material respect, as determined in good faith by our board of directors;

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

•	to evidence and provide for the acceptance and appointment of a successor trustee;

•	to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except they are not freely transferable;

•	to add a guarantee of the debt securities;

•

to mortgage, pledge, hypothecate or grant any other lien in favor of the trustee for the benefit of the holders of the debt securities, as security for the payment and performance of all or any portion of the obligations, in any property or assets, or otherwise to secure the debt securities;

•

to conform the text of the indenture, the guarantees or the debt securities to any provision of the “Description of New Securities” to the extent that such provision in such “Description of New Securities” was intended to be a verbatim recitation of a provision of the indenture, the guarantee or debt securities, as certified by us; or

•

to establish any form of security or guarantee, to provide for the issuance of any series of securities or guarantees thereof, and to set forth the terms thereof and/or add to the rights of the holders of the securities or guarantees of any series.

We and the trustee may, with some exceptions, amend or modify either indenture with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of all series affected by the amendment or modification. However, no amendment or modification may, without the consent of the holder of each outstanding debt security affected thereby:

•	reduce the principal amount of debt securities issued thereunder whose holders must consent to an amendment, supplement or waiver;

•	reduce the principal of or change the fixed final maturity of any debt security or alter the provisions with respect to the redemption of any debt security;

•	reduce the rate of or change the time for payment of interest on any debt security issued thereunder;

•

waive a default or event of default in the payment of principal of, premium, if any, or interest on the debt securities issued thereunder (except a rescission of acceleration of the debt securities by the holders of at least a majority in aggregate principal amount of the debt securities of the applicable series then outstanding and a waiver of the payment default that resulted from such acceleration or in respect of a covenant or provision contained in the indenture or any guarantee which cannot be amended or modified without the consent of all holders);

•	make any debt security payable in money other than that stated therein;

•

make any change in the provisions of any indenture relating to waivers of past defaults or the rights of holders of debt securities to receive payments of principal of, or interest or premium, if any, on the debt securities issued thereunder or impair the right of any holder of debt securities to institute suit for the enforcement of any payment on or with respect to such holder’s debt securities;

•	make any change in the preceding amendment and waiver provisions;

•	make any change to or modify the ranking of the debt securities that would adversely affect the holders of debt securities; or

•	modify the guarantees in any manner adverse to the holders of the debt securities.

Legal Defeasance and Covenant Defeasance

The indenture provides that we may, at our option and at any time, elect to have all of our obligations and the obligations of the applicable guarantors discharged with respect to any outstanding debt securities issued under the indenture, subject to the terms and conditions as specified in the applicable prospectus supplement, except for:

•

the rights of holders of outstanding debt securities issued thereunder to receive payments in respect of the principal of, premium, if any, and interest on such debt securities when such payments are due solely out of the trust referred to below;

•

our obligations with respect to the debt securities issued thereunder concerning issuing temporary debt securities, registration of such debt securities, mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment and money for security payments held in trust;

•	the rights, powers, trusts, duties and immunities of the trustee, and our obligations in connection therewith; and

•	the legal defeasance provisions of the indenture.

In addition, we may, at our option and at any time, elect to have our obligations and the obligations of the guarantors released with respect to certain covenants that are described in the indenture and thereafter any omission to comply with those covenants will not constitute a default or event of default with respect to the debt securities issued thereunder. In the event that a covenant defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events of ours) described under “—Events of Default” will no longer constitute an event of defaults with respect the debt securities issued under the indenture.

In order to exercise either legal defeasance or covenant defeasance under the indenture:

•

we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the debt securities of such series, cash in U.S. dollars, non-callable U.S. government securities, or a combination of cash in U.S. dollars and non-callable U.S. government securities, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the outstanding debt securities of such series (calculated on the cash interest rate, if applicable) issued thereunder on the stated

maturity date or on the applicable redemption date, as the case may be, of such principal, premium, if any, or interest on such debt securities and we must specify whether such debt securities are being defeased to maturity or to a particular redemption date;

•

in the case of legal defeasance, we shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that, subject to customary assumptions and exclusions, (a) we have received from, or there has been published by, the United States Internal Revenue Service a ruling or (b) since the issuance of the debt securities of such series, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, subject to customary assumptions and exclusions, the holders of the outstanding debt securities of such series will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

•

in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that, subject to customary assumptions and exclusions, the holders of the outstanding debt securities of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

•

no default or event of default has occurred and is continuing on the date of such deposit (other than a default or event of default resulting from the borrowing of funds to be applied to make such deposit and the grant of any lien securing such borrowings);

•

such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under any other material agreement or instrument (other than the indenture) to which we or any guarantor is a party or by which we or any guarantor is bound;

•

we must deliver to the trustee an officers’ certificate stating that the deposit was not made by us with the intent of preferring the holders of the debt securities over the other creditors of ours or any guarantor or defeating, hindering, delaying or defrauding creditors of ours or any guarantor or others; and

•

we must deliver to the trustee an officers’ certificate and an opinion of counsel (which opinion of counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for or relating to the legal defeasance or the covenant defeasance, as the case may be, have been complied with.

Senior Debt Securities

The senior debt securities will be unsecured senior obligations and will rank equally with all other senior unsecured and unsubordinated debt. The senior debt securities will, however, be effectively subordinated in right of payment to all of our secured indebtedness to the extent of the value of the assets securing that indebtedness. Except as provided in the senior indenture or specified in any authorizing resolution or supplemental indenture relating to a series of senior debt securities to be issued, no senior indenture will limit the amount of additional indebtedness that may rank equally with the senior debt securities or the amount of indebtedness, secured or otherwise, that may be incurred or preferred shares that may be issued by any of our subsidiaries.

Subordinated Debt

Subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the indenture, to all of our “senior indebtedness.” The indenture defines “senior indebtedness” as all obligations or indebtedness of, or guaranteed or assumed by, us for borrowed money whether or not represented by bonds, notes, debentures or other similar instruments, and amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation, in each case, whether outstanding on the date hereof or the date the debt securities are issued or created, incurred, or thereafter guaranteed or assumed. “Senior indebtedness” does not include any subordinated debt securities or any other obligations specifically designated as being subordinate in right of payment to senior indebtedness.

In general, the holders of all senior indebtedness are first entitled to receive payment of the full amount unpaid on senior indebtedness before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events. Because the subordinated debt securities will be our unsecured obligations, our secured debt and other secured obligations will also be effectively senior to the subordinated debt securities to the extent of the value of the assets securing such debt or other obligations.

Corporate Existence

Subject to the terms of the indenture, we will do or cause to be done all things necessary to preserve and keep in full force and effect our corporate (and in the case of CDW LLC, limited liability company) existence, charter and statutory rights and franchises; provided, however, that we will not be required to preserve any right or franchise if we determine that the preservation thereof is no longer desirable in the conduct of our business.

Governing Law

The indentures and our debt securities will be governed by, and construed in accordance with, the law of the State of New York.

Guarantees

If the applicable prospectus supplement relating to a series of debt securities provides that those debt securities will have the benefit of a guarantee by CDW Corporation and/or any of its then existing or future domestic subsidiaries, then the debt securities will be fully and unconditionally guaranteed by such guarantors. Unless otherwise specified in the applicable prospectus supplement, we expect that the debt securities will be guaranteed by the guarantors under our existing indentures and our existing senior credit facilities. The guarantees will be general obligations of each guarantor. The guarantees will be joint and several obligations of the guarantors. If a series of debt securities is so guaranteed, the indenture or a supplemental indenture to the base indenture will be executed by each guarantor. The obligations of each guarantor under its guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance under applicable law. The terms of any guarantee and the conditions upon which any guarantor may be released from its obligations under that guarantee will be set forth in the applicable prospectus supplement.

DESCRIPTION OF SHARE PURCHASE CONTRACTS AND SHARE PURCHASE UNITS

We may issue share purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of common stock at a future date or dates. The price per share of common stock and the number of shares of common stock may be fixed at the time the share purchase contracts are issued or may be determined by reference to a specific formula stated in the share purchase contracts.

The share purchase contracts may be issued separately or as part of units that we call “share purchase units.” Share purchase units consist of a share purchase contract and either our debt securities or debt obligations of third parties, including United States treasury securities, securing the holders’ obligations to purchase the common stock under the share purchase contracts.

The share purchase contracts may require us to make periodic payments to the holders of the share purchase units or vice versa, and these payments may be unsecured or refunded on some basis. The share purchase contracts may require holders to secure their obligations in a specified manner.

The applicable prospectus supplement will describe the terms of the share purchase contracts or share purchase units. The description in the prospectus supplement will only be a summary, and you should read the share purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the share purchase contracts or share purchase units. Material United States federal income tax considerations applicable to the share purchase units and the share purchase contracts will also be discussed in the applicable prospectus supplement.

Each share purchase contract or share purchase unit and any related agreement will be governed by, and construed in accordance with, the laws of the State of New York.

SELLING STOCKHOLDERS

Selling stockholders are persons or entities that, directly or indirectly, have acquired or will from time to time acquire from us, shares of common stock in various private transactions. Such selling stockholders may be parties to registration rights agreements with us, or we otherwise may have agreed or will agree to register their securities for resale. The initial purchasers of our securities, as well as their transferees, pledges, donees or successors, all of whom we refer to as “selling stockholders,” may from time to time offer and sell the securities pursuant to this prospectus and any applicable prospectus supplement.

The applicable prospectus supplement will set forth the name of each of the selling stockholders and the number of shares of our common stock beneficially owned by such selling stockholders that are covered by such prospectus supplement. The applicable prospectus supplement will also disclose whether any of the selling stockholders has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus supplement.

PLAN OF DISTRIBUTION

We may offer and sell the securities described in this prospectus, and certain stockholders may sell common stock, in one or more of the following ways from time to time in one or more transactions:

•	to underwriters or dealers for resale to the public or to institutional investors;

•	directly to institutional investors;

•	directly to a limited number of purchasers or to a single purchaser;

•	through agents to the public or to institutional investors; or

•	through a combination of any of these methods of sale.

The prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the net proceeds to be received by us and any selling stockholders from the sale;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

If we or any selling stockholders use underwriters or dealers in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including:

•	privately negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale of any securities, the securities may be offered either to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or a post-effective amendment to this registration statement.

If indicated in an applicable prospectus supplement, we and any selling stockholders may sell the securities through agents from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions paid to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment. We and any selling stockholders may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us and any selling stockholders at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth any commissions paid for solicitation of these delayed delivery contracts.

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us or any selling stockholders. Any remarketing firm will be identified and the terms of its agreements, if any, with us or any selling stockholders and its compensation will be described in the applicable prospectus supplement.

Agents, underwriters and other third parties described above may be entitled to indemnification by us or any selling stockholders against certain civil liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

Each series of securities will be a new issue of securities and may not have an established trading market, other than our common stock, which is listed on the Nasdaq Global Select Market. The securities other than the common stock may or may not be listed on a national securities exchange and no assurance can be given that there will be a secondary market for any such securities or liquidity in the secondary market if one develops. Any underwriters to whom securities are sold by us or any selling stockholders for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

LEGAL MATTERS

Certain legal matters with regard to the validity of the securities will be passed upon for us by Sidley Austin LLP, Chicago, Illinois. Certain matters under Maryland and Virginia law will be passed upon by DLA Piper LLP (US). Certain matters under Wisconsin law will be passed upon by FisherBroyles, LLP. Any underwriters or agents will be advised about other issues relating to any offering by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of CDW Corporation and its subsidiaries appearing in CDW Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2022, and the effectiveness of CDW Corporation and its subsidiaries’ internal control over financial reporting as of December 31, 2022, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

$1,200,000,000

CDW LLC and CDW Finance Corporation

$600,000,000 5.100% Senior Notes due 2030

$600,000,000 5.550% Senior Notes due 2034

PROSPECTUS SUPPLEMENT

Joint Bookrunning Managers

BofA Securities

J.P. Morgan

Wells Fargo Securities

Morgan Stanley

Mizuho

US Bancorp

Co-Managers

Capital One Securities

MUFG

Goldman Sachs & Co. LLC

Scotiabank

TD Securities

Siebert Williams Shank

The date of this prospectus supplement is August 12, 2024.